Filed Pursuant to Rule 424(b)(5)
Registration No. 333-158342

PROSPECTUS SUPPLEMENT
(To the Prospectus Dated April 23, 2009)

8,358,000 Units

8,358,000 Shares of Common Stock and
Warrants to Purchase 2,925,300 Shares of Common Stock

We are offering up to 8,358,000 units, with each unit consisting of one share of our common stock and a warrant to purchase 0.35 of a share of our common stock (and we are offering the shares of common stock issuable from time to time upon exercise of the offered warrants), to institutional investors pursuant to this prospectus supplement and the accompanying prospectus. The purchase price for each unit is $2.09375. Each warrant will have an exercise price of $2.75 per share, and will be exercisable six months after issuance and will expire five years from the date of issuance. The shares of common stock and the warrants are immediately separable and will be issued separately, but will be purchased together in this offering.

Our common stock is quoted on the Nasdaq Global Market under the symbol “ANDS”. On June 3, 2009, the last reported sale price of our common stock was $2.05 per share.

Our business and an investment in our securities involve a high degree of risk. See “Risk Factors” beginning on page S-6 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total

Public offering price	$2.09375	$17,499,562
Placement agent’s fees(1)	$0.125625	$1,049,973
Proceeds, before expenses, to us	$1.968125	$16,449,589

(1)	See “Plan of Distribution” for a description of the compensation payable to the placement agent.

We have engaged Cowen and Company, LLC as our placement agent in connection with this offering. The placement agent is not purchasing or selling any of these shares of common stock or warrants, nor is it required to sell any specific number or dollar amount of shares of common stock or warrants, but will use its best efforts to arrange for the sale of the shares of common stock and warrants offered. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. In order to facilitate the offering, pursuant to an escrow agreement among us, the placement agent and an escrow agent, unless otherwise agreed to by us and the placement agent, the funds received in payment for the shares and warrants sold in this offering will be wired to an escrow account and held until we and Cowen and Company, LLC notify the escrow agent that the offering has closed, indicating the date on which the shares of common stock and warrants are to be delivered to the investors and the proceeds are to be delivered in accordance with the escrow agreement.

We expect to deliver the units against payment in New York, New York on June 9, 2009.

Cowen and Company

June 3, 2009

Prospectus Supplement
Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement and the accompanying prospectus, and the documents incorporated herein and therein, before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

You should rely only on the information contained, or incorporated herein by reference, in this prospectus supplement and contained, or incorporated herein by reference, in the accompanying prospectus. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. You should not rely on any unauthorized information or representation. This prospectus supplement is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus, or any sale of a security.

This prospectus supplement, the accompanying prospectus, and the information incorporated herein and therein by reference includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “Anadys,” “we,” “our” or similar references mean Anadys Pharmaceuticals, Inc.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the information referred to under the heading “Risk Factors” in this prospectus supplement beginning on page S-6, and the financial statements and other information incorporated by reference in this prospectus supplement and the accompanying prospectus, when making an investment decision.

Anadys Pharmaceuticals, Inc.

Our Business

Anadys Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to improving patient care by developing novel medicines for the treatment of hepatitis C. We believe hepatitis C represents a large and significant unmet medical need. Our objective is to contribute to an improved treatment outcome for patients with this serious disease. We believe that meaningful improvements in treatment outcomes offer the highest likelihood for commercial acceptance of our products if approved for sale.

We are developing ANA598, a small-molecule, non-nucleoside inhibitor of the NS5B polymerase for the treatment of hepatitis C. We also have investigated ANA773, an oral, small-molecule inducer of endogenous interferons that acts via the Toll-like receptor 7, or TLR7, pathway in a Phase I trial in hepatitis C.

Our expertise is based on two distinct scientific approaches to treating disease. With ANA598 we are focused on developing a direct antiviral, meaning a product candidate that acts by directly interacting with, and blocking the function of, a component of the virus. We discovered ANA598 through an extensive structure-based drug design program that focused on parameters we feel are critical for success in chronic viral diseases, including potency and sustained drug levels in blood. With ANA773, we are stimulating the patients’ own immune systems to block cells infected with the hepatitis C virus from further producing more virus particles and amplifying the infection. ANA773 stimulates the immune system through activating a key receptor on immune cells known as TLR7. Our knowledge of TLR7 is buttressed by an extensive preclinical program exploring the pharmacology of this receptor and by previous clinical experience with other molecules that act via the TLR7 mechanism.

Activation of the TLR7 receptor may also allow the patient’s immune system to attack cancer cells. Accordingly, we have also investigated ANA773 in a separate Phase I trial for the treatment of patients with advanced cancer.

As part of the restructuring we initiated on June 3, 2009, we intend to suspend further development of ANA773 once dosing is completed for current cohorts in the ongoing HCV and oncology studies. Pending the outcome and analysis of the data from those trials, we currently intend to manage these programs as potential out-licensing opportunities.

Anadys retains all commercialization rights to both ANA598 and ANA773, which were discovered at Anadys.

Strategic Restructuring

On June 3, 2009 we initiated a strategic restructuring to focus our operations on the development of ANA598, in particular a proposed Phase II study of ANA598 in combination with interferon and ribavirin. This planned study is expected to provide important data at the end of this year and in the first two quarters of 2010. The strategic restructuring is expected to result in a reduction in our workforce of approximately 40%, with most of the employees departing by the end of June 2009 and several others departing at later dates prior to the end of 2009. As part of the restructuring, the positions of Sr. Vice President, Operations and Chief

Financial Officer and Vice President, Human Capital will be eliminated, and accordingly, James Glover’s and Mary Yaroshevsky-Glanville’s employment with us is expected to terminate. We intend to retain the clinical development infrastructure required to conduct the Phase II study of ANA598, key capabilities directed toward pharmaceutical development and next generation non-nucleosides, and a streamlined administrative staff. We anticipate the reduction in force to generate annual cash expense savings of between approximately $4.0 million and $5.0 million. We are providing cash severance payments, continuation of benefits, outplacement services and certain stock option modifications to employees directly affected by the workforce reduction in exchange for a waiver and release of any potential claims. Mr. Glover’s and Ms. Yaroshevsky-Glanville’s severance arrangements are pursuant to their previously disclosed terms of employment, and will also include the stock option modifications being made available to all employees included in the workforce reduction. We estimate that, during the second and third quarters of 2009, we will incur one-time cash charges of approximately $1.1 million in severance costs and $0.2 million in continuation of benefits and outplacement services. In addition, we estimate that we will incur a one-time noncash charge of between $0.9 million and $1.2 million associated with the modification of stock options for individuals included in the reduction in workforce. We also intend to move our operations to a significantly smaller building in July 2009 upon the termination of our existing lease, and expect to achieve an annual facility expense reduction of approximately $1.8 million. We expect to complete the activities related to this strategic restructuring during the fourth quarter of 2009.

ANA598

Proposed Phase II Study

We are in the process of preparing for the first Phase II trial of ANA598 in combination with interferon-alpha and ribavirin, which is the current standard of care (SOC) for the treatment of hepatitis C. We intend to submit a protocol to the U.S. Food and Drug Administration, or the FDA, containing our proposed trial design in July 2009 and, if the FDA allows this trial to proceed, we intend to initiate the trial during the third quarter of 2009.

Our current protocol design calls for 12 weeks of dosing ANA598 in naive (previously untreated) genotype 1 patients in combination with standard of care, compared to a control arm that will receive a placebo and standard of care. After 12 weeks, patients are expected to continue to receive standard of care alone. The primary endpoints of the study are designed to be safety, tolerability and the percentage of patients with undetectable virus at four weeks (defined as Rapid Virologic Response, or RVR) and 12 weeks (defined as Early Virologic Response, or EVR). For patients who achieve an RVR and EVR response, the duration of treatment with standard of care alone after week 12 will be at the clinical investigator’s discretion.

We would expect that some patients who achieve RVR would stop receiving all treatment at 24 weeks. Patients in this group would then be measured 12 weeks after treatment is ended to determine their HCV levels. Those who show undetectable levels of virus at that point will be deemed to have achieved a sustained virologic response as of week 12 (SVR12). Although SVR12 is not currently an endpoint recognized by the FDA for drug approval purposes, it is recognized within the HCV community as having significant predictive effect of measuring undetectable levels of HCV six months following cessation of treatment (Sustained Virologic Response, or SVR), which is when the disease is considered cured. Based on our assumption that some patients will stop treatment at 24 weeks, a factor that we cannot control, we would expect that some patients treated with ANA598 in the study will be measurable for SVR12 in the second half of 2010.

The proposed dose levels in this study are 200 mg and 400 mg, each dosed twice daily (bid). In order to maximize early viral suppression, each patient receiving ANA598 would receive two 800 mg doses on day one (known as a loading dose) instead of the 200 mg or 400 mg doses. The decision to initiate dosing of patients in the 400 mg dose group would be determined after assessing 28 day data from the 200 mg dose group. We intend to enroll 90 patients in this study, in the proportions of 30 patients receiving ANA598 and 15 receiving placebo at each dose level. We intend to conduct this study at a number of clinical sites in the United States.

We determined the proposed trial design for the ANA598 Phase II study after analyzing the results from our Phase Ib patient study together with the complete results from our 14 day study in healthy volunteers. As we announced in April 2009, in the 14 day study in healthy volunteers, three of the 24 subjects who received ANA598 in the study discontinued dosing prior to completion of the study due to the onset of rash. This rash was maculopapular in nature (red spots, some raised), appearing six to seven days after dosing and was mild to moderate with associated itching (classified as grade 2 in a commonly used classification scheme of five grades, with grade 5 being the most severe). Following conclusion of dosing in the 14 day healthy volunteer study and our announcement in April of the preliminary results from that study, we received and analyzed further pharmacokinetic data, which is data showing the amount of drug levels in the subjects’ blood at various points in time. From this data, we were able to identify what we believe is a relationship between the ANA598 blood levels and the incidence of rash in the healthy volunteers. In particular, although the analysis is based on a data sample of a relatively small number of subjects, we were able to identify a range of ANA598 blood levels below which no rash was observed in the healthy volunteer study. We then compared the ANA598 blood levels reached in the healthy volunteer study to the ANA598 blood levels reached in the Phase Ib patient study. Based on this analysis, we determined that ANA598 blood levels associated in the Phase Ib study with a 99% clearance of the virus within 36 hours (rapid median 2 log reduction in viral load) were well below the threshold ANA598 blood levels above which the rash was observed in the healthy volunteer study. Based on our analysis of this data, we are optimistic that our planned Phase II doses will be able to achieve the desired ANA598 blood levels in patients sufficient to provide significant antiviral effect without reaching the higher levels of exposure where we observed rash in the healthy volunteer study. As a result, this should minimize the likelihood that we will see a high incidence of rash caused by ANA598 in the Phase II study. However, these are only our predictions, based on simulation and modeling of data from a small number of subjects, and these predictions will need to be compared to actual data received in the proposed Phase II study.

As part of our Phase II trial design, we intend to implement a patient management plan to ensure consistent assessment and treatment of patients across sites. Because a common side effect of standard of care is rash, we expect to see a 20-40% incidence of rash in the control arm (standard of care plus placebo) of the study. Based on our experience with rash in the 14 day healthy volunteer study, we are taking these actions in advance in our Phase II planning to facilitate the consistent characterization of rash across clinical sites and to help us identify the nature and likely source of any rash observed in the study.

Toxicology Status

In September 2008, we initiated long-term, chronic toxicology studies of ANA598, of 26 weeks duration in rats and 39 weeks duration in monkeys. Based on a now-completed analysis of data at the 13-week interim in both species, the No Observed Adverse Effect Level (NOAEL) in monkeys and male rats remains 1000 mg/kg at 13 weeks, the highest dose being tested in the chronic studies. In female rats the NOAEL at the 13-week interim was 300 mg/kg, with the only adverse finding in female rats, observed only in the 1000 mg/kg dose group, being a marginal decrease in the rate of weight gain. We previously reported NOAELs in both species after 28 days of 1000 mg/kg, the highest dose tested in that study. The dosing portion of the 26-week study in rats is now complete, while the dosing portion of the 39-week study in monkeys is scheduled to conclude in June. Our preliminary assessment of the results from the 26-week study in rats indicates a similar profile to the 13-week results.

Projected Data Timelines for ANA598

If the FDA concurs with our proposed trial design for the first Phase II study of ANA598, we anticipate initiating this study during the third quarter of 2009. Based on the proposed trial design and this anticipated timing for starting the trial, we expect the following development milestones:

3rd Quarter 2009	Initiate dosing in Phase II trial of ANA598
Year-End 2009	4-week safety and efficacy (RVR) data at 200 mg bid
1st Quarter 2010	12-week safety and efficacy (EVR) data at 200 mg bid
2nd Quarter 2010	Safety data, RVR and EVR data at 400 mg bid
3rd Quarter 2010	SVR12 data for 200 mg patients who stop SOC at week 24
4th Quarter 2010	SVR12 data for 400 mg patients who stop SOC at week 24

ANA598 In Vitro Data

As previously furnished on our Current Report on Form 8-K filed on April 23, 2009, in April 2009 we presented additional data on the preclinical profile of ANA598 at the European Association for the Study of the Liver (EASL). At that meeting we presented in vitro data showing that combinations of ANA598 with interferon-alpha, the protease inhibitor telaprevir and the nucleoside polymerase inhibitor PSI-6130 appear to be synergistic. These studies also show that ANA598 may retain activity against mutants known to confer resistance to other classes of direct antivirals, including protease inhibitors, nucleoside inhibitors and non-nucleosides that, through virtue of binding at a different site than ANA598, display a resistance profile distinct from that of ANA598. We also showed that genotypic mutations resistant to ANA598 appear to be fully susceptible to interferon-alpha, telaprevir and PSI-6130.

ANA773

As part of our strategic restructuring, we intend to suspend further development of ANA773 once dosing is completed for current cohorts in the pending HCV and oncology studies.

In our HCV program, we have initiated dosing in the 2000 mg dose group, in which eight patients will receive 2000 mg of ANA773 and two patients will receive matching placebo dosed every other day. In contrast to earlier cohorts who received ANA773 over 28 days, patients at 2000 mg will receive five doses over ten days. This modification, which was taken to avoid the expense of a manufacturing campaign to resupply the study, is not expected to significantly impact results since most of the antiviral decline observed in earlier cohorts at lower doses occurred in the early part of the 28-day dosing period. Following conclusion of dosing and receipt of data we intend to evaluate opportunities for a potential out-license of ANA773 for the HCV indication.

We have suspended enrollment of new patients in the ongoing Phase I oncology trial of ANA773 in order to minimize expense. We plan for currently enrolled patients to continue to receive ANA773 until disease progression is observed and to conclude the trial once all patients reach this point. At that time, we would similarly evaluate opportunities for a potential out-license of ANA773.

Business Discussion Update

We recently engaged in a variety of discussions around potential business transactions involving the Company and its assets. These discussions, which recently concluded, initially focused on ANA598 and subsequently evolved to consideration of a broader transaction. During the latter course of these discussions, we directed third party focus to the exclusive consideration of a broader transaction, although a number of companies expressed interest in discussing a licensing transaction specific to ANA598. We have elected to initiate the proposed Phase II study of ANA598 prior to exploring this licensing interest further. We cannot provide any assurances that we will enter into a licensing transaction around ANA598 on favorable terms, or at all.

Company Information

Our headquarters are located at 3115 Merryfield Row, San Diego, California 92121. Our telephone number is (858) 530-3600. Our website address is www.anadyspharma.com. Information contained on our website is not incorporated into, and does not constitute any part of, this prospectus. We were incorporated in Delaware in September 1992 as ScripTech Pharmaceuticals, Inc., and in 1994 we changed our name to Scriptgen Pharmaceuticals, Inc. In May 2000, following the addition of a substantially new management team and the infusion of new capital, product candidates and technologies, we changed our name to Anadys Pharmaceuticals, Inc.

The Offering

Common stock offered by us pursuant to this prospectus supplement	8,358,000 shares of common stock

Warrants offered by us in this offering	Warrants to purchase up to 2,925,300 shares of common stock. Each warrant will have an exercise price of $2.75 per share, and will be exercisable six months after issuance and will expire five years from the date of issuance. This prospectus supplement also relates to the offering of the shares of common stock issuable upon exercise of the warrants.

Use of proceeds	We intend to use the net proceeds from the sale of the securities under this prospectus supplement for general corporate purposes, including clinical trial expenses, research and development expenses, and general and administrative expenses. See “Use of Proceeds” on page S-24 of this prospectus supplement.

NASDAQ Global Market symbol	ANDS

Risk factors	This investment involves a high degree of risk. See “Risk Factors” beginning on page S-6 of this prospectus supplement.

RISK FACTORS

You should consider carefully the following information about the risks described below, together with all of the other information included in this prospectus supplement and accompanying prospectus, and in our other filings with the Securities and Exchange Commission, or the SEC, before making any investment decisions regarding our stock. If any of the following risks actually occurs, our business, financial condition, results of operations and future growth prospects would likely be materially and adversely affected. In these circumstances, the market price of our common stock would likely decline, and you may lose all or part of the money you paid to buy our common stock and warrants.

Risks Related to Our Business

Any significant set-back regarding, or the failure of, ANA598 will have a large negative impact on our business and stock price.

Following our recently announced restructuring, we intend to actively pursue only the development of ANA598. As a result, our development portfolio entails a highly concentrated risk of failure. If the timing or results of clinical trials and non clinical studies of ANA598 do not meet our, your, analysts’ or others’ expectations, the market price of our common stock could decline significantly. Any significant set-back regarding, or the failure of, ANA598 will have a significant negative impact on us and our stock price.

If the FDA does not agree with our proposed trial design for our planned Phase II study of ANA598, the study could be delayed or precluded, which could cause our stock price to decline significantly.

We are in the process of preparing for the first Phase II trial of ANA598 and plan to submit a protocol in July 2009 for FDA review. We will need to gain agreement from the FDA on the Phase II trial design before initiating the Phase II study. There is no guarantee that the FDA will agree with our proposed trial design or that we will be able to reach consensus with the FDA on details of the trial within our desired timeframe, or at all. If the ANA598 program is not ready to transition to Phase II studies consistent with our stated timelines, our stock price could decline significantly.

We may be unable to enter into future strategic transactions, and in particular transactions around ANA598 or ANA773, on terms acceptable to us, or at all.

Our near and long-term viability will depend in part on our ability to successfully establish strategic transactions with pharmaceutical and biotechnology companies. Since we do not currently possess the resources necessary to independently fully develop and commercialize ANA598 or ANA773, we either will need to develop or acquire these resources on our own, which will require substantial funding, time and effort, or will need to enter into collaborative agreements to assist in the development and commercialization of these potential products. If we fail to establish collaborations or licensing arrangements on acceptable terms, we may need to delay or terminate one or more of our programs. Even if we successfully establish new collaborations, these relationships may never result in the successful development or commercialization of any product candidates or the generation of sales or royalty revenue.

More specifically, we have elected to initiate the planned Phase II study of ANA598 prior to further exploring interest in a possible licensing transaction around ANA598. In addition, we plan to explore out-licensing opportunities for ANA773. There is no guarantee that we will enter into a future transaction around ANA598 or ANA773 on favorable terms, or at all, or that discussions will initiate or progress on our desired timelines. Completing transactions of this nature is difficult and time-consuming. Potentially interested parties may decline to re-engage or may terminate discussions based upon their assessment of our competitive, financial, regulatory or intellectual property position or for any other reason. Furthermore, we may choose to defer consummating a transaction relating to ANA598 until additional data is obtained. If we do not actively pursue a transaction around ANA598 until we have longer term viral load data, we and our stockholders will bear the risk that ANA598 will fail prior to any future transaction.

We will need additional funding and may be unable to raise capital when needed, which would force us to delay, reduce or eliminate our development programs.

Our March 31, 2009 cash, cash equivalents and marketable securities balance was $20.8 million. We believe that this balance, together with the proceeds from this offering, will be sufficient to satisfy our anticipated operational cash needs for at least the next 12 months. However, we will need to seek additional funding in order to conduct future development activities. There is no guarantee that additional funding will be available to us on acceptable terms, or at all. If funds are not available, we may be required to delay, reduce the scope of or eliminate one or more of our development programs.

In addition, we will need to raise additional capital to, among other things:

•	fund our development programs;

•	acquire rights to products or product candidates, technologies or businesses;

•	establish and maintain manufacturing, sales and marketing operations; and

•	commercialize our product candidates, if any, that receive regulatory approval.

Our future funding requirements will depend on, and could increase significantly as a result of many factors, including:

•	the progress of our clinical trials;

•	the progress of our nonclinical development activities;

•	our ability to establish and maintain strategic alliances;

•	the costs involved in enforcing or defending patent claims and other intellectual property rights;

•	the pace and timing of development activities conducted under joint development arrangements we may establish;

•	the cost and timing of regulatory approvals;

•	the costs of establishing or expanding manufacturing, sales and distribution capabilities;

•	the costs related to development and manufacture of pre-clinical, clinical and validation lots for regulatory and commercialization of drug supply;

•	the commercialization of ANA598, ANA773 and any additional products; and

•	the extent to which we acquire or invest in other products technologies and businesses.

We do not anticipate that we will generate significant revenues from operations for at least several years, if ever. Until we can generate significant revenues from operations, we expect to satisfy our future cash needs through public or private equity offerings, debt financings, strategic alliances or other transactions, project financing and grant funding, as well as through interest income earned on cash balances. We cannot be certain that additional funding will be available to us on acceptable terms, or at all. If funds are not available, we may be required to delay, reduce the scope of or eliminate one or more of our research or development programs or our commercialization efforts.

Raising additional funds by issuing securities or through debt or project financing or strategic alliances and licensing arrangements may cause dilution to existing stockholders, restrict our operations or require us to relinquish proprietary rights.

We may seek to raise additional funds through public or private equity offerings, debt financings, project financings or strategic alliances and licensing arrangements. We cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that we raise additional capital by issuing equity securities, our stockholders’ ownership will be diluted. Other financing activities may also have an equity component, which also may lead to dilution. Any debt or project financing we enter into may involve covenants that restrict our operations. These restrictive covenants may include limitations on borrowing, specific restrictions on the use of our assets as well as prohibitions on our ability to create liens, pay dividends, redeem capital stocks or make investments. In addition, if we raise additional funds through strategic alliances and licensing arrangements, it may be necessary to relinquish potentially valuable rights to our potential products or proprietary technologies, or grant licenses on terms that are not favorable to us. For example, we might be forced to relinquish all or a portion of our sales and marketing rights with respect to potential products or license intellectual property that enables licensees to develop competing products.

We are at an early stage of development, and we may never attain product sales.

Our existing organizational structure was formed in May 2000. Since then, most of our resources have been dedicated to the development of our proprietary drug discovery technologies, research and development and preclinical and early-stage clinical testing of compounds. Our current product candidates are at only the very early stages of clinical trials. ANA598, ANA773 and any other compounds that we may develop, may never be approved for commercial sales. These compounds will require extensive and costly development, preclinical testing and clinical trials prior to seeking regulatory approval for commercial sales. The time required to attain product sales and profitability is lengthy and highly uncertain, and we cannot assure you that we will be able to achieve or maintain product sales.

We expect our net losses to continue for at least several years, and we are unable to predict the extent of future losses and when we will become profitable in our business operations, if ever.

We have incurred net losses since our incorporation in 1992, and through March 31, 2009 we have an accumulated deficit of $264.8 million. Our losses are attributable in large part to the significant research and development costs required to identify and validate potential product candidates and conduct preclinical studies and clinical trials. To date, we have generated limited revenues, consisting of one-time or limited payments associated with past collaborations or grants, and we do not anticipate generating product revenues for at least several years, if ever. We expect to increase our operating expenses over at least the next several years in order to fund the development costs of our product candidates and further our development activities. As a result, we expect to continue to incur significant and increasing operating losses for the foreseeable future. Because of the numerous risks and uncertainties associated with our research and product development efforts, we are unable to predict the extent of any future losses or when we will become profitable in our business operations, if ever. Even if we do achieve profitability in our business operations, we may not be able to sustain or increase such profitability on an ongoing basis.

The technologies on which we rely are unproven and may not result in the development of commercially viable products.

Our current product candidates, ANA598 and ANA773, were selected based on the presumption that intervention at their respective targets, HCV polymerase and TLR7, offers a therapeutic benefit. There can be no assurance that intervention at either target will offer sufficient benefit and acceptable toxicity to warrant continued development and approval. ANA773 relies on the biology of a specific receptor, or protein, named Toll-Like Receptor-7, or TLR7. However, the interaction between small molecules and TLR7 represents a relatively new mechanism of action for the treatment of disease, including HCV and cancer, and there is no guarantee that an acceptable balance between therapeutic benefit and risk will be achieved with TLR7 agonists in HCV infected patients or in cancer patients. For example, in June 2006 we suspended dosing of ANA975, a TLR7 agonist prodrug, in our then on-going ANA975 clinical trial due to information from 13-week toxicology studies in animals that showed intense immune stimulation. We subsequently conducted additional pre-clinical studies and were unable to identify an acceptable balance between therapeutic benefit and risk using a daily dosing schedule over 13-weeks. Accordingly, we subsequently discontinued the development of ANA975 as a therapy for HCV infection. The science underlying ANA598 is also new and unproven, as no products acting at the HCV polymerase have been approved for marketing. ANA598 and ANA773 are at only the very beginning stage of clinical investigation. The process of successfully discovering product candidates is expensive, time-consuming and unpredictable, and the historical rate of failure for drug candidates is extremely high. If our approaches to drug discovery and development are not successful, we will not be able to establish or maintain a clinical development portfolio or generate product revenue.

Because the results of preclinical studies and early clinical trials are not necessarily predictive of future results, we can provide no assurances that ANA598 or ANA773 will have favorable results in future clinical trials, or receive regulatory approval.

Positive results from preclinical studies or early clinical trials should not be relied upon as evidence that later or larger-scale clinical trials will succeed. There is typically an extremely high rate of attrition from the failure of drug candidates proceeding through clinical trials. There is no guarantee that viral load declines seen in early patient trials will be replicated in future trials of longer duration and/or larger patient populations. For example, short-term viral load data from our ANA598 Phase Ib study may not translate into long-term benefit due to the potential emergence of resistant variants or other factors. Similarly, there is no guarantee that favorable safety and tolerability seen in short term studies will be replicated in studies of longer duration and/or in larger subject populations. For example, in a recently conducted 14 day healthy volunteer study, three of the 24 subjects who received ANA598 discontinued from the study due to the onset of a skin rash during the study. We cannot guarantee that our clinical trials will be able to demonstrate the ability to reach desired ANA598 blood levels in patients sufficient to provide significant antiviral effect, without reaching the levels of exposure where we observed rash in this healthy volunteer study. We can also not guarantee that we will not see rash caused by ANA598 in the Phase II study at lower ANA598 blood levels where we did not see rash in the 14 day healthy volunteer study. Furthermore, if concurrent toxicology studies have unexpected results, the clinical development of the compound at issue could be suspended, delayed and/or terminated. If ANA598, or any other product candidate, fails to demonstrate sufficient safety and efficacy in any clinical trial or shows unexpected findings in concurrent toxicology studies, we would experience potentially significant delays in, or be required to abandon, development of ANA598. If we delay or abandon our development efforts related to ANA598, we may not be able to generate sufficient revenues to become profitable, and our reputation in the industry and in the investment community would likely be significantly damaged, each of which would cause our stock price to decrease significantly.

We intend to develop ANA598 as a component of combination treatments, which presents additional challenges to the drug development process.

We are developing ANA598 as a potential component of future combination treatments. We may face additional challenges with this approach, as opposed to developing product candidates for monotherapy. For example, any negative properties of our product candidates may be exacerbated when combined with other agents and/or have unexpected effects in humans. Furthermore, the optimal development of our product candidates may entail explorations of combinations with other agents, which could require us to establish agreements or alliances with other companies or third parties. There is no guarantee that we will be able to enter into such alliances or agreements on terms that we view as favorable, or at all. If we are unable to optimize the development of our product candidates, our business prospects could be harmed, causing our stock price to suffer.

To date, we have dosed ANA598 in patients for only three days as a single agent. There is no guarantee that in Phase II studies, in which ANA598 will be dosed for periods of longer duration in combination with other agents, we will be able to identify safe and tolerable doses that result in clinical benefit, as measured by clearance of virus and durability of that clearance.

Although we have seen significant antiviral activity in HCV patients receiving ANA598 as a single agent over three days, it remains unknown what doses and duration of treatment with ANA598, if any, will be efficacious in combination therapy. Although we have presented in vitro data showing that combinations of ANA598 with current standard of care and with certain direct antiviral agents appear to be synergistic, these results may not be replicated in clinical trials. Also, it is possible that ANA598 will not be additive or synergistic with other potential components of future treatment regimens. Furthermore, it is possible that tolerability will be worse over longer durations of treatment than was seen for the same dose at a shorter duration of treatment, and it is possible that HCV patients will display different tolerabilities to ANA598 than healthy volunteers. For example, in a recently conducted 14 day healthy volunteer study, three of the 24 subjects who received ANA598 discontinued from the study due to the onset of a skin rash characterized as mild to moderate with itching (classified as grade 2 in a commonly used classification scheme of five grades, with grade 5 being the most severe) during the study, at comparable dose levels that were well tolerated over three days in patients. Similarly, if the tolerability of doses of ANA598 required for long-term treatment as part of future combinations is unacceptable or unfavorable relative to competitive product candidates, then the prospects for developing ANA598 as a treatment for chronic hepatitis C will be diminished, causing our stock price to decrease significantly.

Our predictions and assumptions underlying our proposed ANA598 Phase II trial design may turn out to be wrong.

Our dose selection for the planned ANA598 Phase II trial was based in part on a comparison of the ANA598 blood levels reached in a recent healthy volunteer study to the ANA598 blood levels reached in our Phase Ib patient study. In particular, the dose selection is designed to achieve ANA598 blood levels in patients sufficient to provide significant antiviral effect without reaching the levels of exposure where we observed rash in the healthy volunteer study. However, our predictions are based on data from a small number of subjects who received ANA598 over a short period of time, and we cannot guarantee that our predictions will be correct. If our predictions and assumptions underlying the dose selection are incorrect, the development of ANA598 will be harmed and our stock price will suffer.

Our projected ANA598 data timelines through 2010 are based on certain factors beyond our control and on predictions and assumptions that may turn out to be wrong.

Based on analysis and modeling of data from our Phase I ANA598 studies, we expect the predicted antiviral effect, when combined with the effects of current standard of care, to increase the percentage of patients who achieve RVR (non-detectible levels of virus after four weeks of treatment) and EVR (non-detectible levels of virus after twelve weeks of treatment). However, these are only predictions, based on data from a small number of subjects, and there is no guarantee that the actual data received from the proposed Phase II study will be consistent with these predictions. Our projected data timelines also assume that some patients who achieve RVR will stop all treatment at 24 weeks. However, the duration of treatment with standard of care alone after week 12 will be at the clinical investigator’s discretion and we cannot guarantee that any patients will achieve RVR in the study or that, if any do, the clinical investigator will stop treatment at 24 weeks. If no patients who achieve RVR stop treatment at 24 weeks, then our stated data timelines for SVR12 will not be met and our stock price will suffer.

Fast track designation does not guarantee approval, or expedited approval, of ANA598 and there is no guarantee that ANA598 will maintain fast track designation.

In December 2008, we announced that the FDA granted fast track designation to ANA598 for the treatment of chronic HCV infection. Under the FDA Modernization Act of 1997, fast track designation is designed to facilitate the development and expedite the review of new drugs that are intended to treat serious or life-threatening conditions. Compounds selected must demonstrate the potential to address an unmet medical need for such a condition. Mechanisms intended to facilitate development include opportunities for frequent dialogue with FDA reviewers and for timely review of submitted protocols. However, the designation does not guarantee approval or expedited approval of any application for the product. Furthermore, the FDA may revoke fast track designation from a product candidate at any time if it determines that the criteria are no longer met.

We are completing a Phase I clinical trial of ANA773 for HCV in the Netherlands and intend to suspend further development of the program after the current dose cohort completes dosing while we analyze the data and explore potential licensing interest in the program. There is no guarantee that the development of ANA773 will be pursued as a treatment for HCV.

We have recently completed dosing the originally scheduled cohorts in a Phase I clinical trial of ANA773 for HCV that was designed to test ANA773 first in healthy volunteers and subsequently in HCV infected patients. In the patient portion of this study, we did not see evidence of immune stimulation or viral load reduction until the highest dose tested to date, the 1600 mg dose. At the 1600 mg dose level, in which eight patients received ANA773 and two patients received placebo every other day over 28 days, although we saw a statistically significant viral load decline in the dose cohort taken as a group relative to placebo, the average viral load reduction across the group was less than has been reported in numerous clinical studies of interferon-based products over similar periods. Accordingly, we have decided to explore a higher dose and are currently dosing patients at the 2000 mg dose level to see if increased drug levels result in greater viral load reductions. There is no guarantee that we will see greater viral load reduction at a higher dose of ANA773. Also, there is no guarantee that the dose levels required to induce the level of immune stimulation necessary to have an antiviral effect will be tolerable over time. If the HCV trial is stopped due to safety or tolerability issues, or if the tested doses fail to sufficiently reduce viral load, we will likely terminate development of the program and our business and stock price could suffer. Also, if we are unable to achieve viral load reduction at levels comparable to injectable interferon but with a cleaner side effect profile, the prospects for developing ANA773 as a competitive HCV product will be diminished. Furthermore, the Phase I clinical trial is being conducted in the Netherlands and not under a U.S. investigational new drug application, or IND. If, in the future, we or a licensee want to proceed with the development of ANA773 for HCV in the United States, approval from the FDA under a U.S. IND will be required. There is no assurance that the FDA will agree that ANA773 should be tested as an investigational treatment for HCV. Currently, there is no evidence that a TLR7 agonist can confer long-term benefit as a therapy for HCV at an acceptable safety risk, and there is no assurance that the FDA will view the data from our Phase I study in the Netherlands as sufficiently compelling to allow clinical investigation, even if we view the data positively. If the FDA does not view the data from our Phase I study in the Netherlands as sufficiently compelling, it may not allow studies under a U.S. IND, in which case development and commercialization of ANA773 for HCV in the United States would be precluded.

In 2007 we terminated our ANA975 development program due to challenges seen in animal toxicology studies. To the extent that the ANA975 toxicology observations are mechanism related, our ANA773 programs for cancer and hepatitis C and ability to out-license this product candidate could be negatively impacted, causing our stock price to decline.

ANA975 is an oral prodrug of isatoribine, a TLR7 agonist. In 2007 we discontinued the development of ANA975 as a treatment for HCV infection due to intense immune stimulation in animals. To the extent that any of the ANA975 toxicology observations are mechanism related, rather than compound specific, we, or a licensee, will need to determine whether the level of immune stimulation induced by TLR7 agonists can be modulated to achieve a potential therapeutic benefit with an acceptable safety profile. Although results from our recently concluded ANA773 13-week animal toxicology study indicated that with every-other-day dosing of ANA773, immune stimulation of a magnitude believed to confer therapeutic potential can be achieved without adverse toxicology findings, there is no guarantee that this favorable toxicology profile will persist in future toxicology studies of longer duration, or that we will not see adverse safety findings in humans. If we are unable to modulate the immunomodulatory effect with a dose and schedule that provides therapeutic benefit without causing unacceptable adverse events, then the future development of ANA773 may not be viable or attractive to a potential licensee, which could materially and adversely affect our business and cause our stock price to decline.

Delays in the commencement of clinical testing of our current and potential product candidates could result in increased costs to us and delay our ability to generate revenues.

Our potential drug products will require additional nonclinical testing and extensive clinical trials prior to submission of any regulatory application for commercial sales. Previously, we have conducted only early-stage clinical trials on our own. As a result, we have very limited experience conducting clinical trials. In part because of this limited experience, we cannot be certain that planned clinical trials will begin or be completed on time, if at all. Delays in the commencement of clinical testing could significantly increase our product development costs and delay product commercialization. In addition, many of the factors that may cause, or lead to, a delay in the commencement of clinical trials may also ultimately lead to denial of regulatory approval of a product candidate.

The commencement of clinical trials can be delayed for a variety of reasons, including delays in:

•	demonstrating sufficient safety and efficacy to obtain regulatory approval to commence a clinical trial;

•	reaching agreement on acceptable terms with prospective contract research organizations and trial sites;

•	manufacturing sufficient quantities or producing drug meeting our quality standards of a product candidate;

•	obtaining approval of an IND application or proposed trial design from the FDA; and

•	obtaining institutional review board approval to conduct a clinical trial at a prospective site.

In addition, the commencement of clinical trials may be delayed due to insufficient patient enrollment, which is a function of many factors, including the size and nature of the patient population, the nature of the protocol, the proximity of patients to clinical sites, the availability of effective treatments for the relevant disease, the number of other products under development competing for the same patients in trials and the eligibility criteria for the clinical trial.

Delays in the completion of, or the termination of, clinical testing of our current and potential product candidates could result in increased costs to us and delay or prevent us from generating revenues.

Once a clinical trial has begun, it may be delayed, suspended or terminated by us, potential future collaborators, the FDA, or other regulatory authorities due to a number of factors, including:

•	ongoing discussions with the FDA or other regulatory authorities regarding the scope or design of our clinical trials;

•	failure to conduct clinical trials in accordance with regulatory requirements;

•	lower than anticipated enrollment or retention rate of patients in clinical trials;

•	inspection of the clinical trial operations or trial sites by the FDA or other regulatory authorities resulting in the imposition of a clinical hold;

•	lack of adequate funding to continue clinical trials;

•	negative results of clinical trials;

•	negative or potentially problematic results of ongoing and concurrent non-clinical toxicology studies;

•	requests by the FDA for supplemental information on, or clarification of, the results of clinical trials conducted in other countries;

•	insufficient supply or deficient quality of drug candidates or other materials necessary for the conduct of our clinical trials; or

•	serious adverse events or other undesirable drug-related side effects experienced by participants.

Many of the factors that may lead to a delay, suspension or termination of clinical testing of a current or potential product candidate may also ultimately lead to denial of regulatory approval of a current or potential product candidate. If we experience delays in the completion of, or termination of, clinical testing, our financial results and the commercial prospects for our product candidates may be harmed, and our ability to generate product revenues will be delayed.

Even if we successfully complete clinical trials of ANA598 or any future product candidate, there are no assurances that we will be able to submit, or obtain FDA approval of, a new drug application.

There can be no assurance that if our clinical trials of ANA598 or any other potential product candidate are successfully completed, we will be able to submit a new drug application, or NDA, to the FDA or that any NDA we submit will be approved by the FDA in a timely manner, if at all. If we are unable to submit a NDA with respect to ANA598 or any future product candidate, or if any NDA we submit is not approved by the FDA, we will be unable to commercialize that product in the United States. The FDA can and does reject NDAs and may require additional clinical trials, even when drug candidates performed well or achieved favorable results in large-scale Phase III clinical trials. If we fail to commercialize ANA598 or any future product candidate, we may be unable to generate sufficient revenues to attain profitability, and our reputation in the industry and in the investment community would likely be damaged, each of which would cause our stock price to decrease.

If we successfully develop products but those products do not achieve and maintain market acceptance, our business will not be profitable.

Even if ANA598 or any future product candidates are approved for commercial sale by the FDA or other regulatory authorities, the degree of market acceptance of any approved product candidate by physicians, healthcare professionals and third-party payors and our profitability and growth will depend on a number of factors, including:

•	our ability to provide acceptable evidence of safety and efficacy;

•	relative convenience and ease of administration;

•	the prevalence and severity of any adverse side effects;

•	availability of alternative treatments;

•	pricing and cost effectiveness;

•	effectiveness of our or our collaborators’ sales and marketing strategy;

•	our ability to obtain sufficient third-party insurance coverage or reimbursement; and

•	our ability to establish or maintain an attractive price for ANA598 when used in combination with other agents.

If ANA598 or any future product candidate does not provide additional clinical benefit when included within a treatment regimen, that product likely will not be accepted favorably by the market. Similarly, if ANA773 does not provide additional clinical benefit when included within a treatment regimen, that product will likewise not be accepted favorably by the market. If any products we or our collaborators may develop do not achieve market acceptance, then we will not generate sufficient revenue to achieve or maintain profitability.

In addition, even if our products achieve market acceptance, we may not be able to maintain that market acceptance over time if:

•	new products or technologies are introduced that are more favorably received than our products, are more cost effective or render our products obsolete; or

•	complications, such as long-term toxicities and viral resistance, arise with respect to use of our products.

We depend on outside parties to conduct our clinical trials, which may result in costs and delays that prevent us from obtaining regulatory approval or successfully commercializing product candidates.

We engage clinical investigators and medical institutions to enroll patients in planned clinical trials and contract research organizations to perform data collection and analysis and other aspects of our preclinical studies and clinical trials. As a result, we depend on these clinical investigators, medical institutions and contract research organizations to properly perform the studies and trials. If these parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or for other reasons, our clinical trials may be extended, delayed or terminated. We may not be able to enter into replacement arrangements without undue delays or excessive expenditures. If there are delays in testing or regulatory approvals as a result of the failure to perform by third-parties, our drug development costs will increase and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. In addition, we may not be able to maintain any of these existing relationships, or establish new ones on acceptable terms, if at all.

We do not have internal manufacturing capabilities, and if we fail to develop and maintain supply relationships with future collaborators or other outside manufacturers, we may be unable to develop or commercialize any of our products.

Our ability to develop and commercialize products will depend in part on our ability to manufacture, or arrange for collaborators or other parties to manufacture, our products at a competitive cost, in accordance with regulatory requirements and in sufficient quantities for clinical testing and eventual commercialization. Our current manufacturing agreements reflect a much smaller scale than would be required for commercialization. If we are unable to enter into or maintain commercial-scale manufacturing agreements with future collaborators or capable contract manufacturers on acceptable terms the development and commercialization of our products could be delayed, which would adversely affect our ability to generate revenues and would increase our expenses.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to sell and market any products we may develop, we may not be able to generate product revenue.

We do not currently have the capabilities for the sales, marketing and distribution of pharmaceutical products. In order to commercialize any products, we must build our sales, marketing, distribution, managerial and other non-technical capabilities or make arrangements with third parties to perform these services. The establishment and development of our own sales force to market any products we may develop in the United States will be expensive and time-consuming and could delay any product launch, and we cannot be certain that we would be able to successfully develop this capacity. If we are unable to establish our sales and marketing capability or any other non-technical capabilities necessary to commercialize any product we may develop, we will need to contract with third parties to market and sell any products we may develop in the United States. We will also need to develop a plan to market and sell any products we may develop outside the United States. If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, we may not be able to generate product revenue and may not become profitable.

Our operating results may be harmed if our restructuring plans do not achieve the anticipated results or cause undesirable consequences.

In June 2009, we initiated a restructuring, which includes the reduction of approximately 40% of our workforce and the suspension of further development of ANA773 once dosing is completed for current cohorts in the ongoing HCV and oncology studies. Our restructuring activities may yield unintended consequences, such as attrition beyond our planned reduction in workforce and reduced employee morale, which may cause our employees to seek alternate employment. Additional attrition could have a material adverse effect on our operational performance. In addition, as a result of the restructuring and the reduction in our workforce, we face an increased risk of employment litigation.

If we are unable to retain key management and scientific staff, we may be unable to successfully develop or commercialize our product candidates.

We are a small company and will have approximately 30 employees following our restructuring. Our success depends on our continued ability to retain and motivate highly qualified management and scientific personnel. In particular, our programs depend on our ability to retain highly skilled chemists, biologists, and preclinical and clinical personnel in the field of HCV.

We may not be able to retain qualified management and scientific personnel in the future due to the intense competition for qualified personnel among biotechnology and pharmaceutical businesses, particularly in the San Diego, California area. If we are not able to retain the necessary personnel to accomplish our business objectives, we may experience constraints that will impede significantly the achievement of our development objectives. In addition, all of our employees are “at will” employees, which means that any employee may quit at any time and we may terminate any employee at any time. Currently we do not have employment agreements with any employees or members of senior management that provide any guarantee of continued employment by us. We do not currently carry “key person” insurance covering members of senior management other than Steve Worland, Ph.D., our President and Chief Executive Officer. The insurance covering Dr. Worland is in the amount of $1.5 million. If we lose the services of Dr. Worland, or James L. Freddo, M.D., our Senior Vice President, Drug Development and Chief Medical Officer, or other members of our senior management team or key personnel, we may not be able to find suitable replacements, and our business may be harmed as a result.

Earthquake or wildfire damage to our facilities could delay our research and development efforts and adversely affect our business.

Our headquarters and research and development facilities in San Diego, California, are located in a seismic zone, and there is the possibility of an earthquake, which could be disruptive to our operations and result in delays in our research and development efforts. In addition, San Diego has experienced several severe wildfires during the past several years which have destroyed or damaged many businesses and residences in the San Diego area. In the event of an earthquake or a severe wildfire, if our facilities or the equipment in our facilities are significantly damaged or destroyed for any reason, or we are otherwise required to shut down our operations, we may not be able to rebuild or relocate our facility or replace any damaged equipment, or otherwise recommence our business operations, in a timely manner and our business, financial condition and results of operations could be materially and adversely affected.

Our securities available-for-sale held in the form of marketable securities are subject to market, interest and credit risk that may reduce their value.

A portion of our securities available-for-sale is invested in marketable securities. Our cash position may be adversely affected by changes in the value of these securities. In particular, the value of these holdings may be adversely affected by increases in interest rates, downgrades by rating agencies on the issuers of corporate bonds included in the portfolio and by other factors which may result in other than temporary declines in value of the investments. Each of these events may cause us to record charges to reduce the carrying value of our investment portfolio and may adversely affect our cash position.

Risks Related to Our Industry

Because our product candidates and development and collaboration efforts depend on our intellectual property rights, adverse events affecting our intellectual property rights will harm our ability to commercialize products.

Our commercial success depends on obtaining and maintaining patent protection and trade secret protection of our product candidates, proprietary technologies and their uses, as well as successfully defending these patents against third-party challenges. We will only be able to protect our product candidates, proprietary technologies and their uses from unauthorized use by third parties to the extent that valid and enforceable patents or effectively-protected trade secrets cover them.

Due to evolving legal standards relating to the patentability, validity and enforceability of patents covering pharmaceutical inventions and the scope of claims made under these patents, our ability to obtain and enforce patents is uncertain and involves complex legal and factual questions. Accordingly, rights under any issued patents may not provide us with sufficient protection for ANA598 or ANA773 or provide sufficient protection to afford us a commercial advantage against competitive products or processes. In addition, we cannot guarantee that any patents will issue from any pending or future patent applications owned by or licensed to us.

Even with respect to patents that have issued or will issue, we cannot guarantee that the claims of these patents are, or will be valid, enforceable or will provide us with any significant protection against competitive products or otherwise be commercially valuable to us. For example:

•	we might not have been the first to make, conceive, or reduce to practice the inventions covered by all or any of our pending patent applications and issued patents;

•	we might not have been the first to file patent applications for these inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies;

•	it is possible that none of our pending patent applications will result in issued patents;

•	our issued or acquired patents may not provide a basis for commercially viable products, may not provide us with any competitive advantages, or may be challenged by third parties;

•	our issued patents may not be valid or enforceable;

•	we may not develop additional proprietary technologies that are patentable; or

•	the patents of others may have an adverse effect on our business.

Patent applications in the United States are maintained in confidence for up to 18 months or longer after their filing. Consequently, we cannot be certain that we were the first to invent, or the first to file patent applications on our product candidates. In the event that a third party has also filed a U.S. patent application relating to our product candidates or a similar invention, we may have to participate in interference proceedings declared by the U.S. Patent Office to determine priority of invention in the United States. The costs of these proceedings could be substantial and it is possible that our efforts would be unsuccessful, resulting in a material adverse effect on our U.S. patent position. Furthermore, we may not have identified all U.S. and foreign patents or published applications that affect our business either by blocking our ability to commercialize our drugs or by covering similar technologies that affect our drug market.

In addition, some countries, including many in Europe, do not grant patent claims directed to methods of treating humans, and in these countries patent protection may not be available at all to protect our drug candidates. Even if patents issue, we cannot guarantee that the claims of those patents will be valid and enforceable or provide us with any significant protection against competitive products, or otherwise be commercially valuable to us. We may be particularly affected by this because we expect that ANA598, if approved, will be marketed in foreign countries with high incidences of HCV infection.

Other companies may obtain patents and/or regulatory approvals to use the same drugs to treat diseases other than HCV or cancer. As a result, we may not be able to enforce our patents effectively because we may not be able to prevent healthcare providers from prescribing, administering or using another company’s product that contains the same active substance as our products when treating patients infected with HCV or who have cancer.

If we fail to obtain and maintain patent protection and trade secret protection of ANA598 or ANA773, proprietary technologies and their uses, the competition we face would increase, reducing our potential revenues and adversely affecting our ability to attain or maintain profitability.

If we are sued for infringing intellectual property rights of others, it will be costly and time-consuming, and an unfavorable outcome in that litigation would have a material adverse effect on our business.

Our commercial success also depends upon our ability to develop, manufacture, market and sell our product candidates and use our proprietary technologies without infringing the proprietary rights of third parties. We may be exposed to future litigation by third parties based on claims that our product candidates, technologies or activities infringe the intellectual property rights of others. Numerous U.S. and foreign issued patents and pending patent applications owned by others exist in HCV and cancer. These could materially affect our ability to develop our drug candidates or sell our products. Because patent applications can take many years to issue, there may be currently pending applications, unknown to us, which may later result in issued patents that our product candidates or technologies may infringe. There also may be existing patents, of which we are not aware, that our product candidates or technologies may inadvertently infringe. Further, there may be issued patents and pending patent applications in fields relevant to our business, of which we may become aware from time to time, that we believe we do not infringe or that we believe are invalid or relate to immaterial portions of our overall drug discovery and development efforts. We cannot assure you that third parties holding any of these patents or patent applications will not assert infringement claims against us for damages or seeking to enjoin our activities. We also cannot assure you that, in the event of litigation, we will be able to successfully assert any belief we may have as to non-infringement, invalidity or immateriality, or that any infringement claims will be resolved in our favor.

There is a substantial amount of litigation involving patent and other intellectual property rights in the biotechnology and biopharmaceutical industries generally. Any litigation or claims against us, with or without merit, may cause us to incur substantial costs, could place a significant strain on our financial resources, divert the attention of management from our core business and harm our reputation. In addition, intellectual property litigation or claims could result in substantial damages and force us to do one or more of the following if a court decides that we infringe on another party’s patent or other intellectual property rights:

•	cease selling, incorporating or using any of our product candidates or technologies that incorporate the challenged intellectual property;

•	obtain a license from the holder of the infringed intellectual property right, which license may be costly or may not be available on reasonable terms, it at all; or

•	redesign our processes or technologies so that they do not infringe, which could be costly and time-consuming and may not be possible.

If we find during clinical evaluation that our drug candidates for the treatment of HCV or cancer should be used in combination with a product covered by a patent held by another company or institution, and that a labeling instruction is required in product packaging recommending that combination, we could be accused of, or held liable for, inducing infringement of the third-party patents covering the product recommended for co-administration with our product. In that case, we may be required to obtain a license from the other company or institution to use the required or desired package labeling, which may not be available on reasonable terms, or at all.

If we fail to obtain any required licenses or make any necessary changes to our technologies, we may be unable to develop or commercialize some or all of our product candidates.

We may be involved in lawsuits or proceedings to protect or enforce our patent rights, trade secrets or know-how, which could be expensive and time-consuming.

The defense and prosecution of intellectual property suits and related legal and administrative proceedings can be both costly and time-consuming. Litigation and interference proceedings could result in substantial expense to us and significant diversion of effort by our technical and management personnel. Further, the outcome of patent litigation is subject to uncertainties that cannot be adequately quantified in advance, including the demeanor and credibility of witnesses and the identity of the adverse party. This is especially true in biotechnology related patent cases that may turn on the testimony of experts as to technical facts upon which experts may reasonably disagree and which may be difficult to comprehend by a judge or jury. An adverse determination in an interference proceeding or litigation with respect to ANA598 or ANA773, to which we may become a party could subject us to significant liabilities to third parties or require us to seek licenses from third parties. If required, the necessary licenses may not be available on acceptable terms, or at all. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from commercializing ANA598 or ANA773, which could have a material and adverse effect on our results of operations.

Furthermore, because of the substantial amount of pre-trial document and witness discovery required in connection with intellectual property litigation, there is risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the trading price of our common stock.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information and may not adequately protect our intellectual property.

We also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. In order to protect our proprietary technology and processes, we also rely in part on confidentiality and intellectual property assignment agreements with our corporate partners, employees, consultants, outside scientific collaborators and sponsored researchers and other advisors. These agreements may not effectively prevent disclosure of confidential information nor result in the effective assignment to us of intellectual property, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information or other breaches of the agreements. In addition, others may independently discover our trade secrets and proprietary information, and in such case we could not assert any trade secret rights against such party. Enforcing a claim that a party illegally obtained and is using our trade secrets is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. Costly and time-consuming litigation could be necessary to seek to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Many competitors have significantly more resources and experience, which may harm our commercial opportunity.

The biotechnology and pharmaceutical industries are subject to intense competition and rapid and significant technological change. We have many potential competitors, including major drug and chemical companies, specialized biotechnology firms, academic institutions, government agencies and private and public research institutions. Many of our competitors have significantly greater financial resources, experience and expertise in:

•	research and development;

•	preclinical testing;

•	clinical trials;

•	regulatory approvals;

•	manufacturing; and

•	sales and marketing of approved products.

Smaller or early-stage companies and research institutions may also prove to be significant competitors, particularly through collaborative arrangements with large and established pharmaceutical or other companies. We will also face competition from these parties in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, and acquiring and in-licensing technologies and products complementary to our programs or potentially advantageous to our business. If any of our competitors succeed in obtaining approval from the FDA or other regulatory authorities for their products sooner than we do or for products that are more effective or less costly than ours, our commercial opportunity could be significantly reduced.

If our competitors develop treatments for HCV or cancer that are approved faster, marketed better or demonstrated to be more effective than ANA598, ANA773, or any other products that we may develop, our commercial opportunity will be reduced or eliminated.

We believe that a significant number of drugs are currently under development and may become available in the future for the treatment of HCV and certain cancers. Potential competitors may develop treatments for HCV or certain cancers that are more effective or less costly than our product candidates or that would make our product candidates obsolete or non-competitive. Some of these products may use therapeutic approaches that compete directly with ANA598 or ANA773. In addition, less expensive generic forms of currently marketed drugs could lead to additional competition upon patent expiration or invalidations.

ANA598, a non-nucleoside polymerase inhibitor, was selected as a development candidate in June 2007. If approved, ANA598 would likely be used in combination with the current standard of care and/or other direct antiviral agents such as protease inhibitors and polymerase inhibitors. Any product currently approved or approved in the future for the treatment of HCV infection could decrease or eliminate the commercial opportunity of ANA598. Other non nucleoside inhibitors would likely be the most direct competitors for ANA598. To our knowledge, non-nucleoside polymerase inhibitor programs are currently under clinical evaluation by Pfizer, Gilead, Merck, Abbott, Boehringer Ingelheim and Vertex/ViroChem. Further, a number of companies have non-nucleoside polymerase inhibitor research and pre-clinical development programs.

Other potential competitors are products currently approved for the treatment of HCV infection: Peg-Intron (pegylated interferon-alpha-2b), Rebetol (ribavirin), and Intron-A (interferon-alpha-2b), which are marketed by Schering-Plough, Pegasys (pegylated interferon-alpha-2a), Copegus (ribavirin USP), and Roferon-A (interferon-alpha-2a), which are marketed by Roche. Additional compounds in late state clinical trials for HCV include Albuferon, in development by Human Genome Sciences and Novartis, telaprevir, in development by Vertex Pharmaceuticals and Janssen Pharmaceutica, boceprevir and SCH-900518, in development by Schering-Plough, ITMN-191, in development by Intermune and Roche, TMC-435350, in development by Tibotec and Medivir , MK-7009 in development by Merck, BI-201335 in development by Boehringer Ingelheim, and R-7128 in development by Pharmasset and Roche.

Any product currently approved or approved in the future for the treatment of cancer could decrease or eliminate the commercial opportunity of ANA773 in the oncology markets. Programs that most directly compete with the ANA773 oncology program at this time are other TLR agonists under evaluation for oncology indications, IMO-2055, in development by Idera and Merck KGaA and a cancer program in development by Dynavax.

ANA773 is also subject to competition in the treatment of HCV from all of the HCV products and compounds in development listed above as potential competitors of ANA598 and most specifically from the products and development candidates that act as an immunomodulator or have an immunomodulatory component, including Peg-Intron (pegylated interferon-alpha-2b), Rebetol (ribavirin), Intron-A (interferon-alpha-2b), Pegasys (pegylated interferon-alpha-2a), Copegus (ribavirin USP), and Roferon-A (interferon-alpha-2a), each of which are products currently approved for the treatment of HCV. IMO-2055, a TLR9 agonist in development by Idera, is also being studied in early stage clinical trials in HCV patients. Other agents in development as potential replacements to pegylated interferon-alfa include Alburferon, in development by Human Genome Sciences and Novartis and Locteron, in development by Biolex Therapeutics, both of which are longer-acting versions of interferon alfa. Also, in development as potential improvements to existing interferons are PEG-interferon lambda, in development by Zymogenetics and Bristol Myers-Squibb, and omega interferon in development by Intarcia Therapeutics.

If we cannot establish pricing of our product candidates acceptable to the government, insurance companies, managed care organizations and other payors, any product sales will be severely hindered.

The continuing efforts of the government, insurance companies, managed care organizations and other payors of health care costs to contain or reduce costs of health care may adversely affect:

•	our ability to set a price we believe is fair for any products we or our collaborators may develop;

•	our ability to generate adequate revenues and gross margins; and

•	the availability of capital.

In certain foreign markets, the pricing of prescription pharmaceuticals is subject to government control. In the United States, given recent federal and state government initiatives directed at lowering the total cost of health care, the U.S. Congress and state legislatures will likely continue to focus on health care reform, the cost of prescription pharmaceuticals and on the reform of the Medicare and Medicaid systems. The trend toward managed health care in the United States, which could significantly influence the purchase of health care services and products, as well as legislative proposals to reform health care, control pharmaceutical prices or reduce government insurance programs, may result in lower prices for our product candidates. While we cannot predict whether any legislative or regulatory proposals affecting our business will be adopted, the announcement or adoption of these proposals could have a material and adverse effect on our potential revenues and gross margins.

If we cannot arrange for reimbursement policies favorable to our product candidates, their sales will be severely hindered.

Our ability to commercialize ANA598 or any other product candidate successfully will depend in part on the extent to which governmental authorities, private health insurers and other organizations establish appropriate reimbursement levels for the cost of ANA598 or any other product and related treatments. Third-party payors are increasingly challenging the prices charged for medical products and services, including treatments for HCV and cancer. Also, the trend toward managed health care in the United States as well as legislative proposals to reform health care, control pharmaceutical prices or reduce government insurance programs, may also result in exclusion of our product candidates from reimbursement programs. The cost containment measures that health care payors and providers are instituting and the effect of any health care reform could materially and adversely affect our ability to earn product revenue and generate significant profits and could impact our ability to raise capital.

Product liability claims may damage our reputation and, if insurance proves inadequate, the product liability claims may harm our results of operations.

We face an inherent risk of product liability exposure for claimed injuries related to the testing of our product candidates in human clinical trials, and will face an even greater risk if we or our collaborators sell our product candidates commercially. If we cannot successfully defend ourselves against product liability claims, we will incur substantial liabilities. Regardless of merit or eventual outcome, product liability claims may result in:

•	decreased demand for our product candidates;

•	injury to our reputation;

•	withdrawal of clinical trial participants;

•	the inability to establish new collaborations with potential collaborators;

•	substantial costs of related litigation;

•	substantial monetary awards to patients; and

•	the inability to commercialize our product candidates.

We currently have product liability insurance that covers our clinical trials and plan to increase and expand this coverage as we commence larger scale trials. We also intend to expand our insurance coverage to include the sale of commercial products if marketing approval is obtained for any of our product candidates. However, insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost and we may not be able to obtain insurance coverage that will be adequate to satisfy any liability that may arise.

Any claims relating to our improper handling, storage or disposal of biological, hazardous and radioactive materials could be time-consuming and costly.

Our research and development involves the controlled use of hazardous materials, including chemicals that cause cancer, volatile solvents, including ethylacetate and acetonitrile, radioactive materials and biological materials including plasma from patients infected with HCV or other infectious diseases that have the potential to transmit disease. Our operations also produce hazardous waste products. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials and waste products. If we fail to comply with these laws and regulations or with the conditions attached to our operating licenses, the licenses could be revoked, and we could be subjected to criminal sanctions and substantial liability or required to suspend or modify our operations. Although we believe that our safety procedures for handling and disposing of these materials comply with legally prescribed standards, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of contamination or injury, we could be held liable for damages or penalized with fines in an amount exceeding our resources, and our clinical trials could be suspended. In addition, we may have to incur significant costs to comply with future environmental laws and regulations. We do not currently have a pollution and remediation insurance policy.

Our business and operations would suffer in the event of system failures.

Despite the implementation of security measures, our internal computer systems are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. Any system failure, accident or security breach that causes interruptions in our operations could result in a material disruption of our drug discovery programs. To the extent that any disruption or security breach results in a loss or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we may incur liability as a result, our drug discovery programs may be adversely affected and the further development of our product candidates may be delayed. In addition, we may incur additional costs to remedy the damages caused by these disruptions or security breaches.

Risks Related to Our Common Stock

Future sales of our common stock may cause our stock price to decline.

Our current stockholders hold a substantial number of shares of our common stock that they are able to sell in the public market. Significant portions of these shares are held by a small number of stockholders. Sales by our current stockholders of a substantial number of shares or the expectation that such sale may occur, could significantly reduce the market price of our common stock.

Our stock price may be volatile.

The market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including:

•	changes in the regulatory status of our product candidates, including the status and results of our clinical trials of ANA598 and ANA773;

•	significant contracts, new technologies, acquisitions, commercial relationships, joint ventures or capital commitments;

•	disputes or other developments relating to proprietary rights, including patents, trade secrets, litigation matters, and our ability to patent or otherwise protect our product candidates and technologies;

•	conditions or trends in the pharmaceutical and biotechnology industries;

•	fluctuations in stock market prices and trading volumes of similar companies, of our competitors or of the markets generally;

•	variations in our quarterly operating results;

•	changes in securities analysts’ estimates of our financial performance;

•	failure to meet or exceed securities analysts’ or investors’ expectations of our quarterly financial results, clinical results or our achievement of milestones;

•	sales of large blocks of our common stock, or the expectation that such sales may occur, including sales by our executive officers, directors and significant stockholders;

•	additions or departures of key personnel;

•	discussion of our business, products, financial performance, prospects or our stock price by the financial and scientific press and online investor communities such as chat rooms;

•	regulatory developments in the United States and foreign countries;

•	economic and political factors, including wars, terrorism and political unrest; and

•	technological advances by our competitors.

Our quarterly results may fluctuate significantly, resulting in fluctuations in our stock price.

We expect our results of operations to be subject to quarterly fluctuations. The level of our revenues, if any, and results of operations at any given time, will be based primarily on the following factors:

•	the status of development of ANA598, ANA773 and our other product candidates, including results of preclinical studies and clinical trials and changes in regulatory status;

•	our execution of collaborative, licensing or other arrangements, including arrangements involving ANA773, and the timing and accounting treatment of payments we make or receive under these arrangements;

•	whether or not we achieve specified research or commercialization milestones under any agreement that we enter into with collaborators and the timely payment by commercial collaborators of any amounts payable to us;

•	variations in the level of expenses related to our product candidates or potential product candidates during any given period; and

•	the effect of competing technological and market developments.

These factors, some of which are not within our control, may cause the price of our stock to fluctuate substantially. In particular, if our quarterly operating results fail to meet or exceed the expectations of securities analysts or investors, our stock price could drop suddenly and significantly. We believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.

Our largest stockholders may take actions that are contrary to your interests, including selling their stock.

A small number of our stockholders hold a significant amount of our outstanding stock. These stockholders may support competing transactions and have interests that are different from yours. In addition, the average number of shares of our stock that trade each day is generally low. As a result, sales of a large number of shares of our stock by these large stockholders or other stockholders within a short period of time could adversely affect our stock price.

Anti-takeover provisions in our organizational documents and Delaware law may discourage or prevent a change in control, even if an acquisition would be beneficial to our stockholders, which could affect our stock price adversely and prevent attempts by our stockholders to replace or remove our current management.

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that may delay or prevent a change in control, discourage bids at a premium over the market price of our common stock and adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. These provisions include:

•	dividing our board of directors into three classes serving staggered three-year terms;

•	prohibiting our stockholders from calling a special meeting of stockholders;

•	permitting the issuance of additional shares of our common stock or preferred stock without stockholder approval;

•	prohibiting our stockholders from making certain changes to our amended and restated certificate of incorporation or amended and restated bylaws except with 66 2/3% stockholder approval; and

•	requiring advance notice for raising matters of business or making nominations at stockholders’ meetings.

We are also subject to provisions of the Delaware corporation law that, in general, prohibit any business combination with a beneficial owner of 15% or more of our common stock for five years unless the holder’s acquisition of our stock was approved in advance by our board of directors. Although we believe these provisions collectively provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with our board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management.

We have never paid cash dividends on our capital stock and we do not anticipate paying dividends in the foreseeable future.

We have paid no cash dividends on any of our classes of capital stock to date, and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, the terms of any future debt or credit facility may preclude us from paying any dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of potential gain for the foreseeable future.

We may allocate the net proceeds from this offering in ways that you and other stockholders may not approve.

We intend to use the net proceeds from this offering for general corporate purposes, including clinical trial expenses, research and development expenses, and general and administrative expenses. However, in general, our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to statements about:

•	the progress, timing and results of clinical trials and research and development efforts involving our product candidates;

•	the submission of applications for and receipt of regulatory clearances and approvals;

•	our plans to conduct future clinical trials or research and development efforts;

•	our expectations about partnering, marketing and commercializing our product candidates;

•	our strategic business discussion and licensing plans; and

•	our restructuring plans, including the timing, effects and costs thereof.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail in the documents incorporated by reference herein, including under the heading “Risk Factors”. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement.

Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. Before deciding to purchase our common stock, you should carefully consider the risk factors incorporated by reference herein, in addition to the other information set forth in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein and therein.

USE OF PROCEEDS

We expect the net proceeds from this offering to be up to approximately $16.2 million after deducting the placement agent fees, as described in “Plan of Distribution,” and other estimated offering expenses payable by us, which include legal, accounting and printing fees (this does not include the up to $100,000 payable by us to the placement agent for legal and other expenses incurred by it in connection with this offering). We will receive additional proceeds upon the exercise of any warrants being offered hereby. We intend to use the net proceeds from the sale of the securities under this prospectus supplement for general corporate purposes, including clinical trial expenses, research and development expenses, and general and administrative expenses.

As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the proceeds from this offering. Accordingly, we will retain broad discretion over the use of such proceeds. Pending the use of the net proceeds from this offering as described above, we intend to invest the net proceeds in investment-grade, interest-bearing instruments.

DILUTION

The net tangible book value of our common stock on March 31, 2009 was approximately $17.9 million, or approximately $0.62069 per share, based on 28,879,220 shares of our common stock outstanding as of March 31, 2009. Net tangible book value per share represents the amount of our total tangible assets, less our total liabilities, divided by the total number of shares of our common stock outstanding. Dilution in net tangible book value per share to new investors represents the difference between the amount per unit paid by purchasers of shares of our common stock and warrants to purchase shares of common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. Without taking into account any other changes in net tangible book value after March 31, 2009, other than the sale of 8,358,000 shares of common stock and warrants to purchase 2,925,300 shares of common stock offered by us hereby at a price of $2.09375 per unit and after deducting fees due to the placement agent and our estimated offering expenses, our net tangible book value at March 31, 2009 would have been approximately $30.3 million, or approximately $0.81446 per share. This represents an immediate increase in net tangible book value of approximately $0.19377 per share to existing stockholders and an immediate dilution in net tangible book value of $1.27929 per share to investors in this offering. Our net tangible book value calculation assumes no exercise of the warrants offered hereby.

The following table illustrates this per share dilution:

Assumed public offering price per unit		$2.09375
Net tangible book value per share as of March 31, 2009	$0.62069
Increase in net tangible book value per share attributable to this offering	$0.19377
Pro forma net tangible book value per share as of March 31, 2009, after giving effect to the offering		$0.81446
Dilution per share to new investors in the offering		$1.27929

The above table is based on 28,879,220 shares of common stock outstanding as of March 31, 2009, and excludes, as of that date:

•	944,662 shares of our common stock issuable upon the exercise of outstanding stock options under our 2002 Equity Incentive Plan, having a weighted average exercise price of $3.21 per share;

•	4,797,340 shares of our common stock issuable upon the exercise of outstanding stock options under our 2004 Equity Incentive Plan, having a weighted average exercise price of $3.93 per share;

•	366,656 shares of our common stock reserved for future issuance under our 2004 Equity Incentive Plan;

•	251,250 shares of our common stock issuable upon the exercise of outstanding stock options under our Amended and Restated 2004 Non-Employee Directors’ Stock Option Plan, having a weighted average exercise price of $5.64 per share;

•	228,963 shares of our common stock reserved for future issuance under our Amended and Restated 2004 Non-Employee Directors’ Stock Option Plan;

•	18,934 shares of our common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $6.87 per share; and

•	375,000 shares of our common stock issuable upon the exercise of outstanding stock options granted outside of any plan, having a weighted average exercise price of $3.00.

DESCRIPTION OF WARRANTS

This summary of certain terms and provisions of the warrants is qualified in its entirety by reference to the detailed provisions of the warrants, the form of which will be filed as an exhibit to a current report on Form 8-K that will be incorporated by reference herein. Prospective investors should carefully review the terms and provisions set forth in the form of warrant.

Form.  The warrants will be issued as individual warrant agreements to the investors.

Exercisability.  The warrants are exercisable beginning on the six-month anniversary of their issuance, expected to be December 9, 2009, and at any time up to the date that is five years after issuance, expected to be June 9, 2014. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the market value of a share of common stock. Except upon at least 61 days’ prior notice from the holder to us, the holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Cashless Exercise.  In the event that a registration statement covering shares of common stock underlying the warrants, or an exemption from registration, is not available for either registration of such shares of common stock underlying the warrants or the resale of such underlying shares, the holder may, in its sole discretion, exercise the warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant.

Exercise Price.  Each warrant represents the right to purchase 0.35 of a share of common stock at an exercise price equal to $2.75 per share, subject to adjustment as described below. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability.  Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing.  We do not plan on making an application to list the warrants on the Nasdaq Global Market, any other national securities exchange or other nationally recognized trading system.

Fundamental Transactions.  If we consummate any merger, consolidation, sale or other reorganization event in which our common stock is converted into or exchanged for securities, cash or other property, then following such event, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such reorganization event. In addition, in the event of a fundamental transaction that constitutes a change of control (as defined in the warrants), we or any successor entity will pay at the holder’s option, exercisable at any time concurrently with or within 90 days following the consummation of the transaction, an amount of cash equal to the value of the unexercised warrants held by such holder as determined in accordance with the Black-Scholes option pricing formula.

Rights as a Stockholder.  Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

PLAN OF DISTRIBUTION

We are offering our common stock and warrants through a placement agent. Subject to the terms and conditions contained in the placement agent agreement dated June 3, 2009, Cowen and Company, LLC has agreed to act as the placement agent for the sale of up to 8,358,000 units, with each unit consisting of one share of our common stock and a warrant to purchase 0.35 of a share of our common stock (and the shares of common stock issuable from time to time upon exercise of the offered warrants). The placement agent is not purchasing or selling any units, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of units, but has agreed to use best efforts to arrange for the sale of all the units.

The placement agent agreement provides that the obligations of the placement agent and the investors are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of customary legal opinions, letters and certificates.

In order to facilitate the offering, pursuant to an escrow agreement among us, the placement agent and an escrow agent, unless otherwise agreed to by us and the placement agent, the funds received in payment for the shares and warrants sold in this offering will be wired to an escrow account and held until we and Cowen and Company, LLC notify the escrow agent that the offering has closed, indicating the date on which the shares of common stock and warrants are to be delivered to the investors and the proceeds are to be delivered in accordance with the escrow agreement. We currently anticipate that the closing will take place on or about June 9, 2009.

On the scheduled closing date, the following will occur:

•	we will receive funds in the amount of the aggregate purchase price; and

•	Cowen and Company, LLC will receive the placement agent’s fee in accordance with the terms of the placement agent agreement.

We will pay the placement agent a commission equal to 6% of the gross proceeds of the sale of shares of our common stock and warrants in the offering. We may also reimburse the placement agent for legal and other expenses incurred by it up to $100,000 in the aggregate. In addition, pursuant to a pre-existing engagement letter with us, the placement agent has a right of first offer, during the term of such engagement letter and for a 175 day period thereafter, to be engaged as exclusive financial advisor, joint-lead lender or arranger, joint bookrunning underwriter, joint-lead purchaser or joint placement agent, as the case may be, in connection with certain financial transactions, subject to our right to terminate such right of first offer upon the occurrence of specified events. The placement agent will not receive any commission with respect to the shares of common stock issuable upon exercise of the warrants. In no event will the total amount of compensation paid to the placement agent and other securities brokers and dealers upon completion of this offering exceed 8% of the maximum gross proceeds of the offering. The following table shows the per unit and total fees we will pay to the placement agent in connection with the sale of the securities offered pursuant to this prospectus supplement.

	Per Unit	Total

Commission	$0.125625	$1,049,973
Legal and other expenses (not to exceed)	$0.011965	$100,000
Total	$0.13759	$1,149,973

Because there is no minimum offering amount required as a condition to closing in this offering, the actual total offering commissions, if any, are not presently determinable and may be substantially less than the maximum amount set forth above. The estimated offering expenses payable by us, in addition to the placement agent’s fee, are approximately $300,000, which includes legal, accounting and printing costs and various other fees associated with registering and listing the shares of common stock (this does not include the up to $100,000 payable by us to the placement agent for legal and other expenses incurred by it in connection with this offering). After deducting the fees due to the placement agent and our estimated offering expenses, we expect the net proceeds from this offering to be up to approximately $16.2 million.

The placement agent has from time to time performed and may in the future perform various financial advisory, commercial banking and investment banking services for us in the ordinary course of business, for which it received, or will receive, customary fees.

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of representations and warranties contained in the placement agent agreement. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

We, and our directors and executive officers, have agreed, subject to certain enumerated exceptions, to certain lock-up provisions with regard to future sales of our common stock for a period of 90 days after the offering as set forth in the placement agent agreement.

The placement agent agreement, and the form of subscription agreement that each investor will execute, are included as exhibits to our Current Report on Form 8-K that will be filed with the SEC in connection with this offering.

The transfer agent for our common stock is Computershare Trust Company, N.A.

Our common stock is quoted on the NASDAQ Global Market under the symbol “ANDS”.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon by our counsel, Cooley Godward Kronish LLP, San Diego, California. The placement agent is being represented in connection with this offering by Morrison & Foerster LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus supplement until the termination of the offering of the securities covered by this prospectus supplement (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2008, which was filed on March 3, 2009;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which was filed on April 24, 2009;

•	our Current Report on Form 8-K which was filed on January 13, 2009;

•	our definitive proxy statement relating to our 2009 annual meeting of stockholders, which was filed on April 9, 2009;

•	the description of our common stock on Form 8-A filed with the SEC on March 12, 2004; and

•	all filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before termination of this offering.

You may access our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to any of these reports, free of charge on the SEC’s website. You may also access our website at www.anadyspharma.com. The information contained in, or that can be accessed through, our website is not part of this prospectus supplement.

In addition, we will furnish without charge to each person, including any beneficial owner, to whom a prospectus supplement and accompanying prospectus is delivered, on written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in this prospectus supplement or the accompanying prospectus or into such documents). Such requests may be directed to

Anadys Pharmaceuticals, Inc.
3115 Merryfield Row
San Diego, CA. 92121
(858) 530-3600

In accordance with Section 412 of the Exchange Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

PROSPECTUS

$80,000,000

Anadys Pharmaceuticals, Inc.

Common Stock
Preferred Stock
Debt Securities
Warrants

From time to time, we may offer our common stock, preferred stock, debt securities and/or warrants, either individually or in units, in one or more offerings in the amounts, at prices and on terms that we will determine at the time of the offering, with an aggregate initial offering price of up to $80,000,000. We may also offer common stock or preferred stock upon conversion of debt securities, common stock upon conversion of preferred stock or common stock, preferred stock or debt securities upon the exercise of warrants. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before buying any of the securities being offered.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties referenced under the heading “Risk Factors” on page 4 of this prospectus as well as those contained in the applicable prospectus supplement and any related free writing prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Our common stock is quoted and traded on the Nasdaq Global Market under the symbol “ANDS”. On March 26, 2009, the last reported sale price of our common stock on the Nasdaq Global Market was $6.97. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on the Nasdaq Global Market or any securities market or other exchange of the securities covered by the prospectus supplement.

The securities may be sold directly to investors, to or through underwriters or dealers or through agents designated from time to time. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus and in the applicable prospectus supplement. If any underwriters are involved in the sale of any securities offered by this prospectus and any prospectus supplement, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, and any applicable over-allotment options, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 23, 2009

You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate as of any date other than the date on the front cover of this prospectus, the prospectus supplement or any related free writing prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

Whenever we refer to “Anadys,” “we,” “our” or “us” in this prospectus, we mean Anadys Pharmaceuticals, Inc. and its subsidiaries, unless the context indicates otherwise.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $80,000,000. Each time we offer securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. We may also add, update or change in the prospectus supplement (and in any related free writing prospectus that we may authorize to be provided to you) any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. . To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement or free writing prospectus. We urge you to carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the headings “Where You Can Find More Information” and “Incorporation by Reference” before buying any of the securities being offered.

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SUMMARY

Anadys Pharmaceuticals, Inc.

Anadys Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to improving patient care by developing novel medicines in the areas of hepatitis C and oncology. We believe these are two disease areas that represent large and significant unmet medical needs. Our objective is to develop new medicines that will improve the treatment outcomes for patients with these serious diseases. We believe that meaningful improvements in patient outcomes offer the highest likelihood for commercial acceptance of our products if approved for sale.

Anadys is developing ANA598, a small-molecule, non-nucleoside inhibitor of the NS5B polymerase for the treatment of hepatitis C and ANA773, an oral, small-molecule inducer of endogenous interferons that acts via the Toll-like receptor 7 (TLR7) pathway for the treatment of hepatitis C and cancer.

Our expertise is based on two distinct scientific approaches to treating disease. With ANA598 we are focused on developing a direct antiviral, meaning a product candidate that acts by directly interacting with, and blocking the function of, a component of the virus. We discovered ANA598 through an extensive structure-based drug design program that focused on parameters critical for success in chronic viral diseases, including potency and sustained drug levels in blood. With ANA773, we are stimulating the patient’s own immune system to block cells infected with the hepatitis C virus from further amplifying the infection by producing more virus particles. Activation of the same pathways may also allow the patient’s immune system to attack cancer cells. ANA773 stimulates the immune system through activating a key receptor on immune cells known as TLR7. Our knowledge of TLR7 is buttressed by an extensive preclinical program exploring the pharmacology of this receptor and by previous clinical experience with other molecules that act by the TLR7 mechanism.

Both ANA598 and ANA773 are wholly owned by Anadys, were discovered at Anadys and reflect the Company’s expertise with direct antivirals and the TLR7 mechanism.

Our headquarters are located at 3115 Merryfield Row, San Diego, California 92121. Our telephone number is (858) 530-3600. Our website address is www.anadyspharma.com. Information contained on our website is not incorporated into, and does not constitute any part of, this prospectus. We were incorporated in Delaware in September 1992 as ScripTech Pharmaceuticals, Inc., and in 1994 we changed our name to Scriptgen Pharmaceuticals, Inc. In May 2000, following the addition of a substantially new management team and the infusion of new capital, product candidates and technologies, we changed our name to Anadys Pharmaceuticals, Inc.

We have filed an application to register the Anadys trademark and we also use Anadystm and our logo as trademarks in the United States and other countries.

The Securities We May Offer

We may offer shares of our common stock or preferred stock, various series of debt securities and warrants to purchase any of such securities with a total value of up to $80,000,000 from time to time under this prospectus, together with any applicable prospectus supplement, at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity;

•	original issue discount, if any;

•	rates and times of payment of interest, dividends or other payments, if any;

•	redemption, conversion, exercise, exchange, settlement or sinking fund terms, if any;

•	conversion, exchange or settlement prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion, exchange or settlement prices or rates and in the securities or other property receivable upon conversion, exchange or settlement;

•	ranking;

•	restrictive covenants, if any;

•	voting or other rights, if any; and

•	important federal income tax considerations.

A prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. However, no prospectus supplement or free writing prospectus shall offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

We may sell the securities directly or through underwriters, dealers or agents. We, and our underwriters, dealers or agents, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through underwriters or agents, we will include in the applicable prospectus supplement:

•	the names of those underwriters or agents;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

Common Stock.  We may issue shares of our common stock from time to time. Holders of our common stock are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. Subject to any preferential rights of any then outstanding preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any then outstanding preferred stock. Our common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock, or any redemption rights.

Preferred Stock.  We may issue shares of our preferred stock from time to time, in one or more series. Under our certificate of incorporation, our board of directors has the authority, without further action by stockholders, to designate up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock. To date, our board of directors has not designated any of the shares of preferred stock.

We will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. We will incorporate by reference into the registration statement of which this prospectus is a part the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. We urge you to read the prospectus supplements (and any related free writing prospectus that we may authorize to be provided to you) related to the series of preferred stock being offered, as well as the complete certificate of designation that contains the terms of the applicable series of preferred stock.

Debt Securities.  We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsubordinated debt that we may have and may be secured or unsecured. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all or some portion of our indebtedness. Any convertible debt securities that we issue will be convertible into or exchangeable for our common stock, preferred stock or other securities of ours. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

The debt securities will be issued under one or more documents called indentures, which are contracts between us and a trustee for the holders of the debt securities. In this prospectus, we have summarized certain general features of the debt securities. We urge you, however, to read the prospectus supplements (and any related free writing prospectus that we may authorize to be provided to you) related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. Indentures have been filed as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports we file with the SEC.

Warrants.  We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series, from time to time. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from those securities.

The warrants will be evidenced by warrant certificates issued under one or more warrant agreements, which are contracts between us and an agent for the holders of the warrants. In this prospectus, we have summarized certain general features of the warrants. We urge you, however, to read the prospectus supplements (and any related free writing prospectus that we may authorize to be provided to you) related to the series of warrants being offered, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants. Complete warrant agreements and warrant certificates containing the terms of the warrants being offered will be filed as exhibits to the registration statement of which this prospectus is a part of or will be incorporated by reference from reports we file with the SEC.

RISK FACTORS

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the risks described in the section entitled “Risk Factors” contained in our most recent annual report on Form 10-K, which has been filed with the SEC and is incorporated by reference in this prospectus, as well as other information in this prospectus and any accompanying prospectus supplement or free writing prospectus and the documents incorporated by reference herein or therein, before purchasing any of our securities. These risks are not the only risks we face. Additional risks not presently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks described in our SEC filings or any prospectus supplement or any additional risks actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of securities being offered by this prospectus and the applicable prospectus supplement could decline and you might lose all or part of your investment.

FORWARD-LOOKING STATEMENTS

Any statements in this prospectus or the applicable prospectus supplement, including the documents that we incorporate by reference herein, about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. You can identify these forward-looking statements by the use of words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “potential,” “predict,” “project,” “should,” or “would.” Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties inherent in our business including, without limitation, statements about the progress and timing of our clinical trials; difficulties or delays in clinical development, competition from other pharmaceutical or biotechnology companies, difficulties or delays in manufacturing our clinical trial materials, regulatory developments affecting future products, the scope and validity of patent protection for our products and our ability to obtain additional financing to support our operations; and other material risks described under the heading “Risk Factors” in our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC.

You should rely only on information contained, or incorporated by reference, in this prospectus, the registration statement of which this prospectus is a part, the documents incorporated by reference in this prospectus, and any applicable prospectus supplement or free writing prospectus and understand that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievement. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law. Before deciding to purchase our securities, you should carefully consider the risk factors incorporated herein by reference, in addition to the other information set forth in this prospectus, any accompanying prospectus supplement, any free writing prospectus and in the documents incorporated by reference.

FINANCIAL RATIOS

The following table sets forth our ratio of earnings to fixed charges and the ratio of our combined fixed charges and preference dividends to earnings for each of the periods presented:

	Year Ended December 31,
	2004	2005	2006	2007	2008

Ratio of earnings to fixed charges	—	—	—	—	—
Ratio of combined fixed charges and preference dividends to earnings	N/A	N/A	N/A	N/A	N/A

For purposes of computing the ratio of earnings to fixed charges and the ratio of our combined fixed charges and preference dividends to earnings, “earnings” consist of income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense and an estimate of the interest within rental expense. Earnings were insufficient to cover fixed charges by $33.0 million in 2004, $21.9 million in 2005, $26.8 million in 2006, $9.2 million in 2007 and $32.4 million in 2008. For the periods set forth in the table above, we had no earnings and are therefore unable to calculate the ratio of combined fixed charges and preference dividends to earnings.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of the securities offered hereby. Unless otherwise indicated in any prospectus supplement, we intend to use the net proceeds from the sale of securities under this prospectus for general corporate purposes, which may include research and development, capital expenditures, working capital and general and administrative expenses. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own, although we have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, our certificate of incorporation authorizes us to issue 90,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share. As of March 1, 2009, approximately 28.8 million shares of common stock were outstanding and no shares of preferred stock were outstanding.

The following summary describes the material terms of our capital stock. The description of capital stock is qualified by reference to our amended and restated certificate of incorporation and our amended and restated bylaws, which are incorporated by reference as exhibits into the registration statement of which this prospectus is a part.

Common Stock

Voting.  Common stockholders are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval.

Dividends and Other Distributions.  Subject to any preferential rights of any outstanding preferred stock, holders of our common stock are entitled to share in an equal amount per share in any dividends declared by our board of directors on the common stock and paid out of legally available assets.

Distribution on Dissolution.  Subject to any preferential rights of any outstanding preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock.

Other Rights.  Our common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock, or any redemption rights.

Preferred Stock

Under our certificate of incorporation, our board of directors has the authority, without further action by stockholders, to designate up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock. To date, our board of directors has not designated any shares of the preferred stock.

The issuance of preferred stock could adversely affect the voting power, conversion or other rights of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation. The issuance could have the effect of decreasing the market price of the common stock. The issuance of preferred stock also could have the effect of delaying, deterring or preventing a change in control of us.

Our board of directors will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. We will incorporate by reference into the registration statement of which this prospectus is a part, or as an exhibit to one or more current reports on Form 8-K, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. This description will include:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price per share;

•	the dividend rate per share, dividend period and payment dates and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock or other securities of ours, including warrants, and, if applicable, the conversion period, the conversion price, or how it will be calculated, and under what circumstances it may be adjusted;

•	whether the preferred stock will be exchangeable into debt securities or other securities of ours, and, if applicable, the exchange period, the exchange price, or how it will be calculated, and under what circumstances it may be adjusted;

•	voting rights, if any, of the preferred stock;

•	preemption rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depository shares;

•	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	any limitations on issuances of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, rights, preferences, privileges, qualifications or restrictions of the preferred stock.

When we issue shares of preferred stock under this prospectus, applicable prospectus supplements or free writing prospectus, the shares will be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

Delaware law provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Delaware Anti-Takeover Law and Provisions of our Amended and Restated Certificate of Incorporation and Bylaws

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers of the corporation and (b) shares issued under employee stock plans under which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of its stock owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Amended and Restated Certificate of Incorporation and Bylaws

Provisions of our amended and restated certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our amended and restated certificate of incorporation and bylaws:

•	permit our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change in control);

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	divide our board of directors into three classes;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

•	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide timely notice in writing, and also must comply with specified requirements as to the form and content of a stockholder’s notice;

•	do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose); and

•	provide that special meetings of our stockholders may be called only by the chairman of the board, our chief executive officer or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

The amendment of any of these provisions would require approval by the holders of at least 66 2/3% of our then outstanding common stock.

Nasdaq Global Market Listing

Our common stock has been approved for quotation on the Nasdaq Global Market under the symbol “ANDS.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Shareholder Services, Inc. The transfer agent and registrar’s address is 250 Royall Street, Canton, MA 02021.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements or free writing prospectus, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will generally apply to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement or free writing prospectus. The terms of any debt securities we offer under a prospectus supplement or free writing prospectus may differ from the terms we describe below.

We will issue the senior notes under the senior indenture which we will enter into with the trustee named in the senior indenture. We will issue the subordinated notes under the subordinated indenture which we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939, as amended. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements or free writing prospectus related to the debt securities that we sell under this prospectus, as well as the complete indentures that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in the applicable prospectus supplement or free writing prospectus the terms relating to a series of debt securities, including:

•	the title;

•	the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

•	the maturity date;

•	the principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

•	whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

•	provisions for a sinking fund, purchase or other analogous fund, if any;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability or the ability of our subsidiaries to:

•	incur additional indebtedness;

•	issue additional securities;

•	create liens;

•	pay dividends or make distributions in respect of our capital stock or the capital stock of our subsidiaries;

•	redeem capital stock;

•	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

•	make investments or other restricted payments;

•	sell or otherwise dispose of assets;

•	enter into sale-leaseback transactions;

•	engage in transactions with stockholders or affiliates;

•	issue or sell stock of our subsidiaries; or

•	effect a consolidation or merger;

•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•	a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	the procedures for any auction or remarketing, if any;

•	whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code of 1986, as amended;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	if other than dollars, the currency in which the series of debt securities will be denominated; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms which may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement or free writing prospectus the terms on which a series of debt securities may be convertible into or exchangeable for common stock, preferred stock or other securities of ours or a third party, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities or the securities of a third party that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Consolidation, Merger or Sale

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor of ours or acquiror of such assets would have to assume all of our obligations under the indentures and the debt securities, as appropriate.

If the debt securities are convertible for our other securities or securities of other entities, the person with whom we consolidate or merge or to whom we sell all of our property would have to make provisions for the conversion of the debt securities into securities which the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, premium or sinking fund payment, if any, when due and payable and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding would be due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture occurs and continues, the debenture trustee would be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act of 1939, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•	the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to comply with the provisions described above under “Consolidation, Merger or Sale”;

•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939, as amended;

•	to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided under “Description of Debt Securities — General,” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•	to evidence and provide for the acceptance of appointment by a successor trustee;

•	to provide for uncertificated debt securities and to make all appropriate changes for such purpose;

•	to add to, delete from, or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issuance, authorization and delivery of debt securities of any series;

•	to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default, or to surrender any of our rights or powers under the indenture; or

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement modification or waiver.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	recover excess money held by the debenture trustee;

•	compensate and indemnify the debenture trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement or free writing prospectus, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement or free writing prospectus with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement or free writing prospectus, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement or free writing prospectus, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement or free writing prospectus the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by an indenture at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement or free writing prospectus, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement or free writing prospectus, we may make interest payments by check which we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement or free writing prospectus, we will designate an office or agency of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement or free writing prospectus any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement or free writing prospectus. The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not limit the amount of indebtedness which we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we include in any applicable prospectus supplements or free writing prospectus, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which may consist of warrants to purchase common stock, preferred stock and/or debt securities in one or more series. Warrants may be offered independently or together with common stock, preferred stock and/or debt securities offered by any prospectus supplement or free writing prospectus, and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement or free writing prospectus. The terms of any warrants we offer under a prospectus supplement or free writing prospectus may differ from the terms we describe below.

We will issue the warrants under a warrant agreement which we will enter into with a warrant agent to be selected by us. We use the term “warrant agreement” to refer to any of these warrant agreements. We use the term “warrant agent” to refer to the warrant agent under any of these warrant agreements. The warrant agent will act solely as an agent of ours in connection with the warrants and will not act as an agent for the holders or beneficial owners of the warrants.

The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement applicable to a particular series of warrants. We urge you to read the applicable prospectus supplements or free writing prospectus related to the warrants that we sell under this prospectus, as well as the complete warrant agreements that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement or free writing prospectus the terms relating to a series of warrants. If warrants for the purchase of debt securities are offered, the prospectus supplement or free writing prospectus will describe the following terms, to the extent applicable:

•	the offering price and the aggregate number of warrants offered;

•	the currencies in which the warrants are being offered;

•	the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities that can be purchased if a holder exercises a warrant;

•	the designation and terms of any series of debt securities with which the warrants are being offered and the number of warrants offered with each such debt security;

•	the date on and after which the holder of the warrants can transfer them separately from the related series of debt securities;

•	the principal amount of the series of debt securities that can be purchased if a holder exercises a warrant and the price at which and currencies in which such principal amount may be purchased upon exercise;

•	the terms of any rights to redeem or call the warrants;

•	the date on which the right to exercise the warrants begins and the date on which such right expires;

•	federal income tax consequences of holding or exercising the warrants; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Warrants for the purchase of debt securities will be in registered form only.

If warrants for the purchase of common stock or preferred stock are offered, the prospectus supplement or free writing prospectus will describe the following terms, to the extent applicable:

•	the offering price and the aggregate number of warrants offered;

•	the total number of shares that can be purchased if a holder of the warrants exercises them and, in the case of warrants for preferred stock, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise;

•	the designation and terms of any series of preferred stock with which the warrants are being offered and the number of warrants being offered with each share of common stock or preferred stock;

•	the date on and after which the holder of the warrants can transfer them separately from the related common stock or series of preferred stock;

•	the number of shares of common stock or preferred stock that can be purchased if a holder exercises the warrant and the price at which such common stock or preferred stock may be purchased upon exercise, including, if applicable, any provisions for changes to or adjustments in the exercise price and in the securities or other property receivable upon exercise;

•	the terms of any rights to redeem or call, or accelerate the expiration of, the warrants;

•	the date on which the right to exercise the warrants begins and the date on which that right expires;

•	federal income tax consequences of holding or exercising the warrants; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Warrants for the purchase of common stock or preferred stock will be in registered form only.

If the warrants are offered attached to common stock, preferred stock or debt securities, the prospectus supplement or free writing prospectus will also describe the date on and after which the holder of the warrants can transfer them separately from the related common stock, series of preferred stock or debt securities.

A holder of warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement or free writing prospectus. Until any warrants to purchase debt securities are exercised, the holder of the warrants will not have any of the rights of holders of the debt securities that can be purchased upon exercise, including any rights to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase common stock or preferred stock are exercised, holders of the warrants will not have any rights of holders of the underlying common stock or preferred stock, including any rights to receive dividends or to exercise any voting rights, except to the extent set forth under “— Warrant Adjustments” below.

Exercise of Warrants

Each holder of a warrant is entitled to purchase the principal amount of debt securities or number of shares of common stock or preferred stock, as the case may be, at the exercise price described in the applicable prospectus supplement or free writing prospectus. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised warrants will become void.

A holder of warrants may exercise them by following the general procedure outlined below:

•	delivering to the warrant agent the payment required by the applicable prospectus supplement or free writing prospectus to purchase the underlying security;

•	properly completing and signing the reverse side of the warrant certificate representing the warrants; and

•	delivering the warrant certificate representing the warrants to the warrant agent within five business days of the warrant agent receiving payment of the exercise price.

If you comply with the procedures described above, your warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price, subject to the transfer books for the securities issuable upon exercise of the warrant not being closed on such date. After you have completed those procedures and subject to the foregoing, we will, as soon as practicable, issue and deliver to you the debt securities, common stock or preferred stock that you purchased upon exercise. If you exercise fewer than all of the warrants represented by a warrant certificate, a new warrant certificate will be issued to you for the unexercised amount of warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.

Amendments and Supplements to the Warrant Agreements

We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants to cure ambiguities in the warrant agreement, to cure or correct a defective provision in the warrant agreement, or to provide for other matters under the warrant agreement that we and the warrant agent deem necessary or desirable, so long as, in each case, such amendments or supplements do not materially adversely affect the interests of the holders of the warrants.

Warrant Adjustments

Unless the applicable prospectus supplement or free writing prospectus states otherwise, the exercise price of, and the number of securities covered by, a common stock warrant or preferred stock warrant will be adjusted proportionately if we subdivide or combine our common stock or preferred stock, as applicable. In addition, unless the prospectus supplement or free writing prospectus states otherwise, if we, without receiving payment for:

•	issue capital stock or other securities convertible into or exchangeable for common stock or preferred stock, or any rights to subscribe for, purchase or otherwise acquire any of the foregoing, as a dividend or distribution to holders of our common stock or preferred stock;

•	pay any cash to holders of our common stock or preferred stock other than a cash dividend paid out of our current or retained earnings or other than in accordance with the terms of the preferred stock;

•	issue any evidence of our indebtedness or rights to subscribe for or purchase our indebtedness to holders of our common stock or preferred stock; or

•	issue common stock or preferred stock or additional stock or other securities or property to holders of our common stock or preferred stock by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement, then the holders of common stock warrants and preferred stock warrants, as applicable, will be entitled to receive upon exercise of the warrants, in addition to the securities otherwise receivable upon exercise of the warrants and without paying any additional consideration, the amount of stock and other securities and property such holders would have been entitled to receive had they held the common stock or preferred stock, as applicable, issuable under the warrants on the dates on which holders of those securities received or became entitled to receive such additional stock and other securities and property.

Except as stated above or as otherwise set forth in the applicable prospectus supplement or free writing prospectus, the exercise price and number of securities covered by a common stock warrant and preferred stock warrant, and the amounts of other securities or property to be received, if any, upon exercise of those warrants, will not be adjusted or provided for if we issue those securities or any securities convertible into or exchangeable for those securities, or securities carrying the right to purchase those securities or securities convertible into or exchangeable for those securities.

Holders of common stock warrants and preferred stock warrants may have additional rights under the following circumstances:

•	certain reclassifications, capital reorganizations or changes of the common stock or preferred stock, as applicable;

•	certain share exchanges, mergers, or similar transactions involving us and which result in changes of the common stock or preferred stock, as applicable; or

•	certain sales or dispositions to another entity of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock or preferred stock are entitled to receive stock, securities or other property with respect to or in exchange for their securities, the holders of the common stock warrants and preferred stock warrants then outstanding, as applicable, will be entitled to receive upon exercise of their warrants the kind and amount of shares of stock and other securities or property that they would have received upon the applicable transaction if they had exercised their warrants immediately before the transaction.

DESCRIPTION OF UNITS

We may issue, in one more series, units consisting of common stock, preferred stock, debt securities and/or warrants for the purchase of common stock, preferred stock and/or debt securities in any combination. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement or free writing prospectus. The terms of any units offered under a prospectus supplement or free writing prospectus may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements or free writing prospectus related to the particular series of units that we may offer under this prospectus, as well as any related free writing prospectuses and the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement or free writing prospectus the terms of the series of units, including:

•	the designation and terms of the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Debt Securities” and “Description of Warrants,” will apply to each unit and to any common stock, preferred stock, debt securities or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

We, and any unit agent and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary. See “Legal Ownership of Securities” below.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee or depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement or free writing prospectus. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Global securities will be registered in the name of the depositary or its participants. Consequently, for global securities, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a global security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities that are not issued in global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we or any applicable trustee or depositary will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we or any such trustee or depositary will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee or third party employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depository participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture, or for other purposes. In such an event, we would seek approval only from the legal holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the legal holders.

Special Considerations For Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form because the securities are represented by one or more global securities or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are global securities, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security which represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we issue to, deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement or free writing prospectus, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all global securities issued under this prospectus.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “— Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement or free writing prospectus for a particular security indicates that the security will be issued as a global security, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a legal holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only as a global security, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in the global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in the global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way;

•	The depositary may, and we understand that DTC will, require that those who purchase and sell interests in the global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in the global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When A Global Security Will Be Terminated

In a few special situations described below, a global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

A global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement or free writing prospectus may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement or free writing prospectus. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus in any of three ways (or in any combination):

•	to or through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The prospectus supplement or free writing prospectus will set forth the terms of the offering of the securities covered by this prospectus, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any underwriting discounts or commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges or markets on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement or free writing prospectus, naming the underwriter, the nature of any such relationship.

We may sell the securities directly or through agents from time to time. The prospectus supplement or free writing prospectus will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement or free writing prospectus pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement or free writing prospectus, and the prospectus supplement or free writing prospectus will set forth any commissions we pay for solicitation of these contracts.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

All securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters who are qualified market makers on the Nasdaq Global Market may engage in passive market making transactions in our common stock, preferred stock, warrants and debt securities, as applicable, on the Nasdaq Global Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Cooley Godward Kronish LLP, San Diego, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements and other information we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also access filed documents at the SEC’s web site at www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the securities described in this prospectus. This prospectus does not contain or incorporate by reference all of the information included in the registration statement, some of which is contained in exhibits included with or incorporated by reference into the registration statement. The registration statement, including the exhibits contained or incorporated by reference therein, can be read at the SEC web site or at the SEC office referred to above. Any statement made or incorporated by reference in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

INCORPORATION BY REFERENCE

We are incorporating by reference some information about us that we file with the SEC. We are disclosing important information to you by referencing those filed documents. Any information that we reference this way is considered part of this prospectus. The information in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus, while information that we file with the SEC after the date of this prospectus that is incorporated by reference will automatically update and supersede the information in this prospectus.

We incorporate by reference the following documents we have filed, or may file, with the SEC (other than Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which was filed on March 3, 2009;

•	our Current Report on Form 8-K filed on January 13, 2009;

•	the description of our common stock contained in the Registration Statement on Form 8-A filed on March 12, 2004, including any amendments or reports filed for the purpose of updating the description; and

•	all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and before termination of this offering.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Anadys Pharmaceuticals, Inc.
3115 Merryfield Row
San Diego, CA 92121
(858) 530-3600
Attention: Investor Relations

8,358,000 Units

8,358,000 Shares of Common Stock and
Warrants to Purchase 2,925,300 Shares of Common Stock

PROSPECTUS SUPPLEMENT

Cowen and Company

June 3, 2009